EXECUTION VERSION
Exhibit 10.1

STOCK PURCHASE AGREEMENT
by and among
BLOCK FINANCIAL LLC,
AMERIPRISE FINANCIAL, INC.
and
H&R BLOCK, INC.
dated as of August 12, 2008

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EXHIBITS
Exhibit A Applicable Amount Schedule
Exhibit B Schedule of Aggregate Gross Dealer Concessions and Investment Advisory Fees
Exhibit C Form of Transition Services Agreement
Exhibit D Form of Mutual Release
Exhibit E Forms of Client Investment Advisory Contract Notice
Exhibit F Forms of Client Broker-Dealer Notice
Exhibit G Bank Deposit Agreement Term Sheet
Exhibit H Tax Collaboration Agreement Term Sheet
Exhibit I Shared Field Locations Agreement Term Sheet

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STOCK PURCHASE AGREEMENT
          This STOCK PURCHASE AGREEMENT, dated as of August 12, 2008 (this “Agreement”), is by and among Block Financial LLC, a Delaware limited liability company (“Seller”), Ameriprise Financial, Inc., a Delaware corporation (“Purchaser”), and H&R Block, Inc., a Missouri corporation (“Parent”).
          WHEREAS, Seller owns all of the issued and outstanding shares of the common stock, par value $0.10 per share (collectively, the “Shares”), of HRB Financial Corporation, a Michigan corporation (the “Company”); and
          WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, all of the Shares.
          NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS AND TERMS
          Section 1.1 Definitions. The following terms, as used in this Agreement, shall have the following meanings:
     “Action” means any civil, criminal or administrative claim, action, suit, proceeding, arbitration or investigation by or before any Governmental Authority, Self-Regulatory Organization or any other Person acting on behalf of a Governmental Authority or Self-Regulatory Organization.
     “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to (a) vote fifty percent (50%) or more of the securities having ordinary voting power for the election of directors or Persons with similar powers and duties, or (b) direct or cause the direction of the management and policies of such Person, whether by Contract or otherwise.
     “Applicable Amount” as of any date means (a) the excess (or deficit if negative) of current assets of the Company over current liabilities of the Company as of such date calculated in accordance with GAAP to the extent applicable and using the same data sources, accounting principles, practices, methodologies and policies used in the preparation of the Company Most Recent Balance Sheet, adjusted for columns B and C of the Applicable Amount Schedule (it being understood that, subject to the following proviso, all current and non-current deferred Tax assets and current deferred Tax liabilities, to the extent consistent with the data sources, accounting principles, practices, methodologies and policies used in the preparation of the Company Most Recent Balance Sheet, shall be included for purposes of the calculation set forth in this clause (a); provided that the aggregate amount of current and non-current deferred Tax assets, net of current deferred Tax liabilities, that shall be taken into account for purposes of the calculation set forth in this clause (a) shall not exceed $22,400,000 and any amount in excess thereof shall be ignored for purposes of such calculation) minus (b) the Retention Adjustment Amount.
     “Applicable Amount Schedule” means the Schedule of the Applicable Amount attached as Exhibit A, using the same data sources, accounting principles, practices, methodologies and policies used in the calculation of the Target Applicable Amount (without giving effect to the proviso set forth in clause (a) of the definition of Applicable Amount).
     “Business Day” means a day ending at 11:59 p.m. (Eastern Time), other than a Saturday, a Sunday or other day on which commercial banks in The City of New York are authorized or required by Law or executive order to close.
     “Client Investment Advisory Contract” means a Contract, pursuant to which the Company or any of its Subsidiaries renders investment advisory or sub-advisory services to any client of the Company or any of its Subsidiaries.
     “Closing Statement” means a statement of the Applicable Amount as of the end of the Business Day immediately prior to the Closing, prepared using the same data sources, accounting principles, practices, methodologies and policies as those utilized in the calculation of the Target Applicable Amount and the preparation of the Applicable Amount Schedule (except that the proviso set forth in clause (a) of the definition of Applicable Amount shall apply).
     “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended, and the rules and regulations promulgated thereunder.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Company Books and Records” means all books, records, ledgers, reports, plans and files related to the conduct of the businesses of the Company and its Subsidiaries in paper, electronic or other forms that are maintained by the Company or any of its Subsidiaries.
     “Company Employee” means an individual who is, immediately before the Closing, actively employed (whether full-time or part-time) by the Company or any of its Subsidiaries, including any employee classified as an active employee or on leave of absence who is on short-term disability leave or other authorized leaves of absence (including sick leave, military leave with reemployment rights under U.S. federal Law and leave under the Family and Medical Leave Act of 1993).

     “Company Governmental Authorizations” means the Governmental Authorizations that are necessary to conduct the respective businesses of the Company and its Subsidiaries as presently conducted and to permit the Company and its Subsidiaries to own or lease all of their respective properties.
     “Company IT Systems” means the Company’s and its Subsidiaries’ computers, software, hardware, servers and all other information technology equipment and all documentation related to the foregoing.
     “Company Licensed Intellectual Property” means all Intellectual Property that the Company or any of its Subsidiaries is licensed to use in the conduct of their respective businesses as presently conducted pursuant to a Contract to which the Company or any of its Subsidiaries is a party.
     “Company Ordinary Course of Business” means actions and omissions that are (a) taken in the ordinary course of the normal, day-to-day operations of the Company and its Subsidiaries, as applicable, and (b) consistent with the past practice of the Company and its Subsidiaries, as applicable.
     “Company Owned Intellectual Property” means all Intellectual Property owned by the Company or any of its Subsidiaries that is used in the conduct of the respective businesses of the Company or any of its Subsidiaries as presently conducted.
     “Company Self-Regulatory Organization Authorizations” means the Self-Regulatory Organization Authorizations that are necessary to conduct the respective businesses of the Company and its Subsidiaries as presently conducted.
     “Confidentiality Agreement” means the Reciprocal Non-Use and Non-Disclosure Agreement, dated as of November 13, 2007, as amended as of May 6, 2008, between Parent and Purchaser.
     “Contract” means any contract, agreement, license, note, mortgage, indenture, commitment or other binding agreement, whether written or oral.
     “Controlled Group Liability” means any and all liabilities under (a) Title IV of ERISA, (b) Section 302 of ERISA, (c) Sections 412 and 4971 of the Code, and (d) the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.
     “Covered Representatives” means the registered representatives and investment advisory representatives who were affiliated with the Company or any of its Subsidiaries as of the date of this Agreement and who (a) continue to be affiliated with the Company or any of its Subsidiaries as of the Closing Date, and (b) have not, prior to the Closing Date, notified Seller or Purchaser or any of their respective Affiliates of their intention to cease their association with the Company and its Subsidiaries subsequent to the Closing Date.

     “Derivative Contract” means a Contract with respect to any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, emissions allowances, renewable energy credits, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions on any indexes, any other similar transaction (including any option with respect to any of these transactions) or a combination of any of these transactions, or any debt or equity instruments evidencing any such transactions, and any credit support, collateral or other similar arrangements related to such transactions.
     “Environmental Law” means any federal, state, local or foreign Law, code, license, permit, order, decree or injunction, judgment, injunction, requirement or agreement with any Governmental Authority relating to (a) the protection, preservation or restoration of the environment (including air, water, soil, vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resources), or (b) exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as amended from time to time.
     “Environmental Liabilities” with respect to any Person, means any and all liabilities of or incurred by such Person or any of its Subsidiaries (including any entity which is, in whole or in part, a predecessor of such Person or any of such Subsidiaries), whether vested or unvested, contingent or fixed, including contractual, which (a) arise under applicable Environmental Laws or with respect to Hazardous Substances and (b) relate to actions occurring or conditions existing on or prior to the Closing Date.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
     “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.
     “Excepted Entities” has the meaning set forth in the definition of “Seller Restricted Activities.”
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
     “Excluded Taxes” means, without duplication, any liability, obligation or commitment, whether or not assessed or currently due and payable, for (a) all Taxes imposed on, or payable by, the Company or any of its Subsidiaries for any Pre-Closing Tax Period (including any Pre-Closing Straddle Period); (b) Taxes for which the Company or any of its Subsidiaries is liable under Treasury Regulation Section 1.1502-6 (or any similar provision of foreign, state or local Law) by reason of the Company or any of its Subsidiaries having been included in any consolidated, affiliated, combined or unitary group (other than the Company and its Subsidiaries) at any time before the Closing Date, or as transferee or successor; (c) any Taxes resulting from any breach of or inaccuracy of any representation or warranty contained in Section 3.9(g) or (j) (disregarding any materiality or “Material Adverse Effect” qualification contained therein); (d) any obligation or other liability of the Company or any of its Subsidiaries to indemnify any other Person in respect of Taxes pursuant to a Contract to which the Company or any of its Subsidiaries is a party or to pay any other Person an amount in respect of Taxes pursuant to any Tax sharing or Tax allocation agreement to which the Company or any of its Subsidiaries is a party, other than, in each case, any such obligation, liability or payment pursuant to any Contract or any Tax sharing or Tax allocation agreement entered into by the Company or any of its Subsidiaries after the Closing; (e) any Taxes resulting from any extraordinary transaction taken outside the Company Ordinary Course of Business undertaken by Seller, Parent, the Company or any of its Subsidiaries in anticipation of the sale of the Shares pursuant thereto, including any transaction contemplated by Section 5.7 or Section 6.7(b); and (f) Transfer Taxes required to be borne by Seller pursuant to Section 6.5.
     “Final Tax Determination” means (a) a closing agreement, settlement agreement or similar agreement settling a Tax proceeding entered into among Seller, the Company and the IRS, or (b) a final non-appealable order or judgment rendered by a court of competent jurisdiction concluding a Tax proceeding.
     “FINRA” means the Financial Industry Regulatory Authority (or its predecessor entities, the National Association of Securities Dealers, Inc. or NYSE Regulation LLC, as applicable).
     “GAAP” means the United States generally accepted accounting principles.
     “Governmental Authority” means any federal, state, local or foreign governmental or regulatory authority, agency or commission, court or other legislative, executive or judicial governmental entity.
     “Governmental Authorizations” means any license, permit, certificate, approval, consent, registration, variance, exemption or other authorization issued by or obtained from a Governmental Authority.
     “Governmental Order” means any order, writ, judgment, injunction, subpoena, indictment, decree, stipulation, determination or award entered by or with a Governmental Authority.
     “Hazardous Substance” means any substance listed, defined, designated or classified as hazardous, toxic or radioactive under any applicable Environmental Law, including petroleum and any derivative or by-product of petroleum.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

     “Indebtedness” means (a) liabilities for borrowed money, whether secured or unsecured, and obligations evidenced by bonds, debentures, notes or similar debt instruments, (b) liabilities for deferred purchase price of any property, (c) liabilities in respect of any lease of (or other arrangements conveying the right to use) real or personal property, or a combination thereof, which liabilities are required to be classified and accounted for under GAAP as capital leases, (d) obligations under Derivative Contracts (valued at the termination value thereof) and any interest rate agreements and currency agreements, and (e) liabilities for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction securing obligations of a type described in the foregoing clause (a), (b), (c) or (d) to the extent of the obligation secured.
     “Indemnified Party” means a Purchaser Indemnified Party or a Seller Indemnified Party, as the case may be.
     “Indemnifying Party” means Parent and Seller (jointly and severally) for the purpose of Section 9.2 and Purchaser for the purpose of Section 9.3, as the case may be.
     “Intellectual Property” means all (a) trademarks, service marks, brand names, corporate names, d/b/a’s, domain names, logos, symbols, trade dress, trade names, other indicia of origin and all goodwill associated therewith and symbolized thereby, in any jurisdiction (collectively, “Trademarks”), (b) inventions, discoveries and patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions and reissues thereof, in any jurisdiction, (c) trade secrets, confidential information and know-how (collectively, “Trade Secrets”), (d) works of authorship (including source code, databases and other compilations of information), and copyrights therein and thereto, in any jurisdiction, and (e) any other intellectual property or proprietary rights, in each case to the extent entitled to legal protection as such.
     “Intercompany Indebtedness” means all Indebtedness owed by, or to, the Company or any of its Subsidiaries, on the one hand, and Parent or any of its Affiliates (other than the Company and its Subsidiaries), on the other hand, including Intercompany Payables and Intercompany Receivables.
     “Intercompany Payables” means all account, note or loan payables recorded on the books of the Company or any of its Subsidiaries for goods or services purchased by or provided to the Company or any of its Subsidiaries by, or advances (cash or otherwise) or any other extensions of credit to the Company or any of its Subsidiaries by, Parent or any of its Affiliates (other than the Company and its Subsidiaries).
     “Intercompany Receivables” means all account, note or loan receivables recorded on the books of the Company or any of its Subsidiaries for goods or services sold or provided by the Company or its Subsidiaries to, or advances (cash or otherwise) or any other extensions of credit made by the Company or any of its Subsidiaries to, Parent or any of its Affiliates (other than the Company and its Subsidiaries).

     “Investment Advisers Act” means the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder.
     “Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.
     “IRS” means the United States Internal Revenue Service.
     “Knowledge” means the actual knowledge, after reasonable due inquiry, of (a) with respect to Seller, any Person listed in Section 1.1(a) of the Seller Disclosure Schedule, and (b) with respect to Purchaser, any executive officer of Purchaser.
     “Law” means any federal, state, local or foreign (a) statute, code, ordinance, rule or regulation of any Governmental Authority, (b) rule or regulation of any Self-Regulatory Organization, and (c) common law or rule of law.
     “Liability” means any and all debts, liabilities and obligations, whether fixed, contingent or absolute, matured or unmatured, accrued or not accrued, determined or determinable, secured or unsecured, disputed or undisputed.
     “Lien” means any lien, pledge, charge, encumbrance, security interest, mortgage, easement or other restriction on transfers of any asset or property.
     “Losses” means losses, damages, claims, fees, fines, costs and expenses, interest, awards, settlements, Liabilities, recourses, judgments and penalties (including reasonable attorneys’ fees).
     “Material Adverse Effect” with respect to the Company or Purchaser, as the case may be, means any change, event, development, condition, occurrence or effect that is or is reasonably likely to be material and adverse to the financial condition, businesses or results of operations of the Company and its Subsidiaries, or Purchaser and its Subsidiaries, as the case may be, taken as a whole; provided, however, that none of the following, in and of itself or themselves, shall constitute or be taken into account in determining whether there has been or is a Material Adverse Effect with respect to the Company or any of its Subsidiaries: (a) any changes in prevailing interest rates or in the economy or financial markets generally in the United States (including trading levels in any capital market); (b) any events, conditions or trends in economic, business or financial conditions generally affecting the broker-dealer, investment advisory, investment management or investment company sector specifically; (c) any changes or developments in any political conditions in the United States, including acts of war (whether or not declared), armed hostilities and terrorism; (d) any changes that result from natural disasters or “acts of God”; (e) any changes in (x) any Law (including any interpretation or enforcement thereof by any Governmental Authority or Self-Regulatory Organization) or (y) GAAP or regulatory accounting requirements applicable to U.S. banking, brokerage or financial services organizations generally; (f) any failure of the financial or operating performance of the Company and its Subsidiaries, taken as a whole, to meet any internal projections or budgets or any estimates of revenues or earnings for any period of time prior to, on or after the date of this Agreement, provided that the underlying cause of any failure by the Company and its Subsidiaries to meet any internal projections or budgets or any estimates of revenues or earnings and its impact on the financial condition, businesses or results of operations of the Company and its Subsidiaries, taken as a whole, may be considered in determining whether there has been a Material Adverse Effect; (g) a decline in the price of Parent’s common stock traded on the New York Stock Exchange, provided that the underlying cause of any decline in the price of Parent’s common stock and its impact on the financial condition, businesses or results of operations of the Company and its Subsidiaries, taken as a whole, may be considered in determining whether there has been a Material Adverse Effect; (h) any effects or conditions proximately caused by or resulting from any action taken or omitted to be taken that (x) is required to be taken or omitted by Seller or any of its Affiliates under this Agreement or (y) is by or at the written request or with the written consent of Purchaser; and (i) any effects or conditions proximately caused by or resulting from the announcement or performance of this Agreement, the pendency of the transactions contemplated by this Agreement or the identity of Purchaser or any of its Affiliates; provided, however, that such matters in the case of clauses (a), (b), (c), (d) and (e) shall be taken into account in determining whether there has been or is a “Material Adverse Effect” to the extent of any disproportionate impact on the Company and its Subsidiaries, or Purchaser and its Subsidiaries, as the case may be, taken as a whole, relative to other participants operating in the same industries and geographic markets as the Company and its Subsidiaries, or Purchaser and its Subsidiaries, as the case may be.
     “Organizational Documents” means a Person’s charter, articles of organization, certificate of incorporation, certificate of formation, limited liability company agreement, partnership agreement, by-laws or other similar organizational documents, as applicable.
     “Pending Federal Tax Matter” means the IRS audits listed in Section 3.9 of the Seller Disclosure Schedule.
     “Permitted Liens” means (a) Liens reflected or reserved against or otherwise disclosed in the Company Financial Statements; (b) mechanics’, materialmen’s, warehousemen’s, carriers’, workers’ or repairmen’s Liens or other similar common law or statutory Liens arising out of or incurred in the Company Ordinary Course of Business; (c) Liens for Taxes, assessments and other governmental charges that are not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings and for which there are adequate reserves as reflected, in accordance with GAAP, on the Company Financial Statements; (d) Liens under repurchase or similar arrangements with respect to securities or other investments or pledges of securities or other investments to secure obligations as is required or necessary in the Company Ordinary Course of Business; (e) Contracts or arrangements relating to Intellectual Property entered into in the Company Ordinary Course of Business; (f) Liens that do not and would not, individually or in the aggregate, materially detract from the value, marketability and usefulness of, or interfere with any current use of, properties or assets, or materially impair the operations of the Company and its Subsidiaries in the Company Ordinary Course of Business; (g) Liens created or caused by or approved in writing by Purchaser; and (h) with respect to the Company Real Property, (i) easements, quasi-easements, survey exceptions, leases, subleases, licenses, covenants, rights-of-way, rights of re-entry or other similar restrictions, including any other agreements, conditions or restrictions that would be shown by a current title report or other similar report or listing, (ii) any conditions that are shown on any survey previously made available to Purchaser, (iii) zoning, building, entitlement, subdivision or other similar requirements or restrictions imposed by any Governmental Authority or property owners association having jurisdiction thereon or otherwise are typical for the applicable property type and locality, (iv) rights, easements or franchises for electricity, water, sanitary sewer, steam, surface water drainage, gas, telephone or other service or the right to use and maintain poles, lines, wires, cables, pipes, boxes and other fixtures and facilities in, over, under and upon any of the Company Real Property imposed by any Governmental Authority or utility company having jurisdiction thereon or otherwise are typical for the applicable property type and locality, and (v) leases or other occupancy agreements, pursuant to which third parties (other than Seller or any of its Affiliates) occupy a portion of the Company Owned Real Property, provided that copies of such leases and agreements have been made available to Purchaser prior to the date hereof.
     “Person” means an individual, bank, savings association, credit union, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, association, trust, unincorporated organization, Governmental Authority, Self-Regulatory Organization or other entity of any kind or nature.
     “Post-Closing Straddle Period” means the portion of any Straddle Period beginning after the Closing Date.
     “Post-Closing Tax Period” means any taxable period beginning after the Closing Date.
     “Pre-Closing Straddle Period” means the portion of any Straddle Period ending on the Closing Date.
     “Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date.
     “Preliminary Statement” means a statement setting forth Seller’s good faith estimate of the Applicable Amount as of the end of the Business Day immediately prior to the Closing, prepared using the same data sources, accounting principles, practices, methodologies and policies used in the preparation of the Target Applicable Amount and the preparation of the Applicable Amount Schedule (except that the proviso set forth in clause (a) of the definition of Applicable Amount shall apply).
     “Prime Rate” shall mean the average of the daily Prime Rate (expressed as a rate per annum) published in The Wall Street Journal for each of the days in the applicable period.
     “Purchaser Disclosure Schedule” means the disclosure schedule delivered by Purchaser to Seller prior to the execution and delivery of this Agreement.

     “Retention Adjustment Amount” means (a) if the Retention Ratio is greater than or equal to 0.90, zero, or (b) if the Retention Ratio is less than 0.90, the product of (i) 0.90 minus the Retention Ratio multiplied by (ii) $315,000,000.
     “Retention Ratio” means the quotient of (a) the aggregate gross dealer concessions and investment advisory fees (calculated based on the same data sources, principles and methodologies as used in the Schedule of Aggregate Gross Dealer Concessions and Investment Advisory Fees set forth in Exhibit B, which Exhibit shall be provided by Parent to Purchaser no later than August 15, 2008 and shall be prepared using the same data sources and methodologies as used in the preparation of such schedule dated as of June 30, 2008 and provided to Purchaser prior to the date of this Agreement) generated in the twelve (12) months prior to August 1, 2008 by the Covered Representatives (provided that, with respect to any Covered Representatives who became affiliated with the Company or any of its Subsidiaries within the twelve (12) months prior to the date of this Agreement, the amount generated by such Covered Representatives within the twelve (12) months prior to August 1, 2008 shall be annualized on a straight-line basis and included in this sum) divided by (b) the aggregate gross dealer concessions and investment advisory fees (calculated based on the same data sources, principles and methodologies as used in the Schedule of Aggregate Gross Dealer Concessions and Investment Advisory Fees set forth in Exhibit B with the historic actual amounts reconciled to the Company’s general ledger) generated in the twelve (12) months prior to August 1, 2008 by all registered representatives and investment advisory representatives who were affiliated with the Company or any of its Subsidiaries as of the date of this Agreement (provided that, with respect to any Covered Representatives who became affiliated with the Company or any of its Subsidiaries within the twelve (12) months prior to the date of this Agreement, the amount generated by such Covered Representatives within the twelve (12) months prior to August 1, 2008 shall be annualized on a straight-line basis and included in this sum).
     “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.
     “SEC” means the United States Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
     “Securities Laws” means, collectively, the Securities Act, the Exchange Act, the Investment Advisers Act, the Investment Company Act, the Sarbanes-Oxley Act and any state securities and “blue sky” laws.
     “Self-Regulatory Organization” means FINRA or any other association, commission, board or agency that is not a Governmental Authority but is charged with the supervision or regulation of brokers, dealers, securities underwriting or trading, stock exchanges, commodities exchanges, insurance companies or agents, investment companies or investment advisers, or to the jurisdiction of which any of Seller, the Company or any of the Company’s Subsidiaries is otherwise subject.

     “Self-Regulatory Organization Authorizations” means any license, permit, certificate, approval, consent, registration, variance, exemption or other authorization issued by or obtained from a Self-Regulatory Organization.
     “Self-Regulatory Organization Order” means any order, decision, ruling, decree, stipulation, award or other determination entered into or issued by any Self-Regulatory Organization.
     “Seller Disclosure Schedule” means the disclosure schedule delivered by Seller to Purchaser prior to the execution and delivery of this Agreement.
     “Seller Intellectual Property” means any Intellectual Property (other than the Seller Names that are provided for in Section 5.8) owned by or licensed to Seller or its Affiliates (other than the Company and its Subsidiaries).
     “Seller Restricted Activities” means establishing or operating a retail broker-dealer or financial advisory business or offering any of the financial products or similar products offered by the Company or any of its Subsidiaries as of the Closing Date, but excluding (a) debit card, bank deposit, IRA products and all other businesses and products offered by Parent and its Affiliates (other than the Company and its Subsidiaries) as of the Closing Date, including all businesses, services and products offered by RSM EquiCo Capital Markets LLC, RSM EquiCo Europe Ltd., RSM EquiCo Canada, Inc. and Birchtree Financial Services, Inc. (the “Excepted Entities”) as of the date hereof (provided that such Excepted Entities shall be excluded from the definition of Seller Restricted Activities only to the extent that such Excepted Entities operate with respect to the same client base and same products as they do as of the date hereof) (it being understood that such Excepted Entities shall be permitted to operate and grow their respective businesses, including their respective client bases and product lines, in a manner consistent with their respective historical practices), (b) all businesses, services and products offered by any third party Person or any of such Person’s Affiliates that acquires Parent or any of its Affiliates by way of a bona fide merger, consolidation, business combination, tender offer, share exchange, stock purchase, assets purchase, recapitalization, reorganization, joint venture, partnership or similar transaction, and (c) any retail broker-dealer or financial advisory business conducted by, or any financial products or similar products (which are offered by the Company or any of its Subsidiaries as of the Closing Date) offered by, any third party Person that is acquired by Parent or any of its Affiliates (other than the Company and its Subsidiaries) by way of a bona fide merger, consolidation, business combination, tender offer, share exchange, stock purchase, assets purchase, recapitalization, reorganization, joint venture, partnership or similar transactions so long as the revenue in the aggregate in the twelve (12) months prior to such transaction from such retail broker-dealer and financial advisory business and from such financial products or similar products, as applicable, do not account for more than five percent (5%) of such Person’s aggregate revenue over that twelve (12) month period; it being understood that Parent and/or its Affiliates may consummate such transactions even if such last twelve (12) months revenue from such retail broker-dealer and financial advisory business and from such financial products or similar products, together accounts for more than five percent (5%) of such Person’s last twelve (12)

months aggregate revenue, so long as Parent and/or its Affiliates divest those portions of the businesses of such third party Person accounting for such revenues in excess of five percent (5%) within six (6) months of the consummation of such transactions.
     “Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.
     “Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests, having by their terms ordinary voting power to elect a majority of the board of directors or elect or appoint other Persons performing similar functions, is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.
     “Target Applicable Amount” means $96,753,000 minus the lesser of (a) one-half of the Seller Retention Amount and (b) $1,000,000.
     “Tax” means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, conveyance, transfer, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.
     “Tax Asset” means any net operating loss, net capital loss, Tax basis in any asset, investment Tax credit or any other credit or Tax attribute that could reduce Taxes (including deductions and credits related to alternative minimum Taxes).
     “Tax Returns” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) supplied or required to be supplied to a Tax authority relating to Taxes.
     “Trade Secrets” has the meaning set forth in the definition of “Intellectual Property.”
     “Trademarks” has the meaning set forth in the definition of “Intellectual Property.”
     “WARN Act” means the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101, et seq., and any similar state or local Law.
          Section 1.2 Other Defined Terms. The following terms shall have the meanings ascribed to them in the corresponding Sections set forth below:

Defined Terms	Section
“Accrued Vacation”	5.5(d)(v)
“Acquisition Transaction”	5.11
“Adjusted Closing Statement”	2.5(c)

Defined Terms	Section
“Affiliate Transaction”	3.18
“Agreement”	Preamble
“Bank Deposit Agreement”	2.3(b)(ii)
“Bankruptcy and Equity Exceptions”	3.2
“Benefit Plans”	3.12(a)(i)
“Benefits Transfer Date”	5.5(b)
“Broker-Dealer Subsidiary”	3.11(b)(i)
“Client Broker-Dealer Notices”	5.2(d)
“Client Investment Advisory Contract Notices”	5.2(d)
“Closing”	2.3(a)
“Closing Date”	2.3(a)
“Company”	Recitals
“Company Balance Sheet Date”	3.7(a)
“Company Benefit Plan”	3.12(a)(ii)
“Company Financial Statements”	3.7(a)
“Company Leased Real Property”	3.14(b)
“Company Leases”	3.14(b)
“Company Material Contracts”	3.16(a)
“Company Most Recent Balance Sheet”	3.7(a)
“Company Owned Real Property”	3.14(a)
“Company Real Property”	3.14(b)
“Company Regulatory Filings”	3.11(b)(ii)
“Company Required Regulatory Approvals”	3.4(a)(ii)
“Company Required Third Party Consents”	3.4(b)
“Contest”	6.2(b)
“Continuation Period”	5.5(b)
“Continued Seller Plans”	5.5(b)
“Disclosure Schedules”	10.9
“Government Antitrust Authority”	5.2(c)(i)
“Materials”	5.8(c)
“Multiple Employer Plan”	3.12(a)(iii)
“Neutral Auditor”	2.5(c)
“Nonqualified Deferred Compensation Plan”	3.12(c)
“Parent”	Preamble
“Producer”	3.11(b)(i)
“Prohibitive Order”	7.1(c)
“Purchase”	2.1
“Purchase Price”	2.2
“Purchaser”	Preamble
“Purchaser 401(k) Plan”	5.5(d)(iv)
“Purchaser Benefit Plan”	5.5(d)(ii)
“Purchaser Indemnified Party”	9.2
“Purchaser Required Regulatory Approvals”	4.4(a)(iii)
“Purchaser Retention Program”	5.5(g)(i)
“Purchaser Severance Plan”	5.5(d)(i)

Defined Terms	Section
“Rabbi Trust”	5.5(m)
“Representatives”	5.3(a)(i)
“Resolution Period”	2.5(c)
“RIA”	3.11(b)(ii)
“Seller”	Preamble
“Seller Benefit Plan”	3.12(a)(ii)
“Seller Contest”	6.2(b)
“Seller Indemnified Party”	9.3
“Seller Names”	5.8(a)
“Seller Pre-Closing Contest”	6.2(b)
“Seller Retention Amount”	5.5(g)(ii)
“Seller Retention Program”	5.5(g)(ii)
“Seller Retirement Plan”	5.5(d)(iv)
“Seller Severance Plan”	5.5(d)(i)
“Seller Straddle Period Contest”	6.2(b)
“Shared Field Locations Agreement”	2.3(b)(ii)
“Shared Office”	5.1(b)(i)
“Shares”	Recitals
“Tax Collaboration Agreement”	2.3(b)(ii)
“Termination Date”	8.1(b)
“Third Party Agreement List”	5.13(b)
“Third Party Claim”	9.5(b)
“Transfer Taxes”	6.5
“Transition Services Agreement”	2.3(b)(ii)
“Trustee”	5.5(m)
          Section 1.3 Interpretation and Rules of Construction. (a) The words “herein,” “hereof,” “hereto” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement.
     (b) Whenever the words “include,” “includes” or “including” appear, they shall be read to be followed immediately by the words “without limitation” or words having similar import.
     (c) Both the word “Dollars” and the symbol “$” mean United States Dollars.
     (d) The use of the word “or” is not intended to be exclusive unless otherwise expressly indicated.
     (e) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.
     (f) References to the Preamble or a specific Recital, Article, Section or Exhibit shall refer, respectively, to the Preamble and the specific Recital, Article, Section or Exhibit of this Agreement.

     (g) References to a Person shall also be references to its successors and permitted assigns.
     (h) The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     (i) All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant to this Agreement, unless otherwise defined therein.
     (j) The parties hereto have participated jointly in drafting and negotiating this Agreement. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision hereof.
ARTICLE II
SALE AND PURCHASE
          Section 2.1 Sale and Purchase. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, transfer and deliver all the issued and outstanding Shares to Purchaser, free and clear of any Liens other than those arising from any acts of Purchaser or its Affiliates, and Purchaser shall purchase, acquire and accept all the issued and outstanding Shares from Seller (the “Purchase”).
          Section 2.2 Purchase Price. At the Closing, in consideration for the sale and transfer of all the issued and outstanding Shares by Seller to Purchaser, Purchaser shall pay to Seller an aggregate amount in cash equal to $315,000,000 (the “Purchase Price”), subject to adjustment as provided in Section 2.4(b) and Section 2.5(e). Such payment of the Purchase Price shall be made by wire transfer of immediately available funds to an account or accounts designated by Seller to Purchaser in writing no later than two (2) Business Days prior to the Closing Date.
          Section 2.3 Closing. (a) Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Purchase (the “Closing”) shall take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004 at 10:00 a.m. (Eastern Time) no later than the third (3rd) Business Day following the date on which all of the conditions set forth in Article VII (other than those conditions that by their nature can only be satisfied at the Closing but subject to the satisfaction or waiver of such conditions) have been satisfied or waived, or at such other location, time or date as may be agreed upon in writing by the parties hereto (the date on which the Closing occurs, the “Closing Date”).
     (b) At the Closing, in addition to the payment of the Purchase Price provided for in Section 2.2, Purchaser shall deliver, or cause to be delivered, to Seller the following:

     (i) the certificate to be delivered by Purchaser pursuant to Sections 7.3(a) and 7.3(b);
     (ii) a transition services agreement, in the form of Exhibit C (the “Transition Services Agreement”), a Bank Deposit Agreement consistent with the term sheet set forth as Exhibit G (the “Bank Deposit Agreement”), a Tax Collaboration Agreement consistent with the term sheet set forth as Exhibit H (the “Tax Collaboration Agreement”), and a Shared Field Locations Agreement consistent with the term sheet set forth as Exhibit I (the “Shared Field Locations Agreement”), each duly executed by Purchaser; and
     (iii) such other documents and instruments as may be reasonably required to consummate the transactions contemplated by this Agreement and the Transition Services Agreement, the Bank Deposit Agreement, the Tax Collaboration Agreement or the Shared Field Locations Agreement.
     (c) At the Closing, Seller shall deliver, or cause to be delivered, to Purchaser the following:
     (i) the certificate or certificates representing the Shares, duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer;
     (ii) the certificate to be delivered by Seller pursuant to Sections 7.2(a) and 7.2(b);
     (iii) the Transition Services Agreement, the Bank Deposit Agreement, the Tax Collaboration Agreement, and the Shared Field Locations Agreement, each duly executed by Parent, Seller and any of its Affiliates that are parties thereto;
     (iv) a mutual release in the form of Exhibit D, duly executed by the Company, on behalf of itself and each of its Subsidiaries, and Parent, on behalf of itself and each of its Affiliates (other than the Company and its Subsidiaries);
     (v) written resignations of each member of the board of directors of the Company, effective as of the Closing;
     (vi) a duly executed certificate of Seller, dated as of the Closing Date, certifying that Seller is not a foreign Person within the meaning of Section 1445(f)(3) of the Code, substantially in the form of the sample certification set forth in Treasury Regulation Section 1.1445-2(b)(2)(iv)(B); and
     (vii) such other documents and instruments as may be reasonably required to consummate the transactions contemplated by this Agreement and the Transition Services Agreement, the Bank Deposit Agreement, the Tax Collaboration Agreement or the Shared Field Locations Agreement.

          Section 2.4 Preliminary Statement. (a) Seller shall deliver to Purchaser the Preliminary Statement no later than three (3) Business Days prior to the Closing.
     (b) Subject to Section 2.5(e), the Purchase Price to be paid by Purchaser at the Closing shall be (i) increased dollar for dollar by the amount by which the Applicable Amount as shown on the Preliminary Statement exceeds the Target Applicable Amount or (ii) decreased dollar for dollar by the amount by which the Applicable Amount as shown on the Preliminary Statement is less than the Target Applicable Amount.
          Section 2.5 Closing Statement. (a) As promptly as practicable but no later than ninety (90) days after the Closing Date, Purchaser will cause to be prepared and delivered to Seller the Closing Statement. Without limiting any other rights or remedies that may be available, in the event of a breach of any covenant set forth in Section 5.1(a) that would increase the Applicable Amount, the Applicable Amount shall be calculated as though such breach had not occurred.
     (b) If Seller disagrees with Purchaser’s calculation of the Applicable Amount contained in the Closing Statement, Seller may, within thirty (30) Business Days after receipt of the Closing Statement, deliver a notice to Purchaser disagreeing with Purchaser’s calculation of the Applicable Amount contained in the Closing Statement and setting forth Seller’s calculation of such disputed items. Any such notice of disagreement shall specify those items or amounts as to which Seller disagrees and the basis for such disagreement. Unless Seller delivers a notice disagreeing with Purchaser’s calculation of the Applicable Amount contained in the Closing Statement within such thirty (30) Business Day period, the Closing Statement as delivered by Purchaser shall bind the parties hereto.
     (c) If Seller delivers a notice of disagreement pursuant to Section 2.5(b), Purchaser and Seller shall, during the twenty (20) Business Day period following the delivery of such notice of disagreement (the “Resolution Period”), use their reasonable best efforts to reach agreement on the disputed items or amounts. If at the conclusion of the Resolution Period there are any amounts remaining in dispute, then all amounts remaining in dispute shall, unless otherwise agreed by Purchaser and Seller, be submitted to PricewaterhouseCoopers (the “Neutral Auditor”) no later than the tenth (10th) Business Day after the expiration of the Resolution Period. The Neutral Auditor shall be instructed to determine, in accordance with this Agreement, the amount of each disputed item or amount and requested to complete such determination within thirty (30) Business Days after the submission of such disputed items or amounts to the Neutral Auditor. The Neutral Auditor shall not serve as an arbitrator. With respect to each disputed item or amount, the Neutral Auditor shall adopt a position that is either equal to Purchaser’s proposed position, equal to Seller’s proposed position, or between the positions proposed by Purchaser and Seller. The determination of the Neutral Auditor shall be final and binding upon Purchaser and Seller. Purchaser and Seller shall enter into a customary engagement letter with the Neutral Auditor, which shall provide, inter alia, that all fees, costs and expenses of the Neutral Auditor shall be shared equally by Purchaser and Seller and for customary indemnification of the Neutral Auditor by Purchaser and Seller. The term “Adjusted Closing Statement,” as used herein, shall mean (i) the definitive Closing

Statement delivered to Seller by Purchaser if Seller does not object within thirty (30) Business Days after the receipt of the Closing Statement in accordance with Section 2.5(b), (ii) the definitive Closing Statement agreed by Purchaser and Seller or (iii) the definitive Closing Statement resulting from the determinations made by the Neutral Auditor in accordance with this Section 2.5(c) (in addition to those items theretofore agreed to by Seller and Purchaser).
     (d) During the period of any dispute within the contemplation of this Section 2.5, Purchaser shall and shall cause the Company and its Subsidiaries to, and Seller shall and shall cause its Affiliates to, (i) provide each other with full access during normal business hours to the books, records, facilities, accountants, audit work papers, consultants and personnel of Purchaser, the Company and its Subsidiaries, on the one hand, and of Seller and its Affiliates, on the other hand, to the extent necessary for the resolution of any disputed items or amounts set forth in the Closing Statement; provided that nothing contained in this Section 2.5(d) shall require Purchaser, the Company or Seller or any of their respective Affiliates to disclose any attorney-client privileged information of Purchaser, the Company or Seller or any of their respective Affiliates, as applicable, to the extent that the disclosure thereof may result in the loss of attorney-client privilege; and (ii) cooperate fully with each other in good faith to arrive at a final determination of such disputed items or amounts, including the provision on a timely basis of all information reasonably requested by the other party and necessary for the resolution of such disputed items or amounts.
     (e) Upon the completion of the Adjusted Closing Statement in accordance with this Section 2.5, the Purchase Price shall be (i) increased dollar for dollar by the amount by which the Applicable Amount shown on the Adjusted Closing Statement exceeds the Applicable Amount shown on the Preliminary Statement and (ii) decreased dollar for dollar by the amount by which the Applicable Amount shown on the Adjusted Closing Statement is less than the Applicable Amount shown on the Preliminary Statement. Any adjustments to the Purchase Price that are made pursuant to this Section 2.5(e) shall bear interest at the Prime Rate from (and including) the Closing Date to (and including) the date of such payment. Any adjustments to the Purchase Price made pursuant to this Section 2.5(e) and the interest thereon shall be paid by wire transfer in immediately available funds to an account specified by the party to whom such payment is owed within five (5) Business Days after the Adjusted Closing Statement is agreed or deemed to have been agreed to by Purchaser and Seller or the written statement of the Neutral Auditor setting forth its determination regarding any remaining items in dispute is delivered to Seller and Purchaser.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT AND SELLER
          Parent and Seller hereby represent and warrant to Purchaser, except as set forth in the applicable sections and subsections of the Seller Disclosure Schedule, as follows:
          Section 3.1 Organization. Each of Parent, Seller, the Company and the Company’s Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has the requisite limited liability company or corporate, as applicable, power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of Seller, the Company and the Company’s Subsidiaries is qualified to do business (where such concept exists) as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect. A correct and complete copy of the Organizational Documents of the Company and its Subsidiaries, as amended to the date of this Agreement, has been made available to Purchaser, and each such Organizational Document is in full force and effect.
          Section 3.2 Authorization of Transaction; Binding Obligation. Each of Parent and Seller has the requisite limited liability company or corporate, as applicable, power and authority and has taken all limited liability company or corporate, as applicable, action necessary to execute and deliver this Agreement and the Transition Services Agreement, to perform their respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, in each case only to the extent that Parent or Seller is a party to this Agreement or the Transaction Services Agreement, as applicable. This Agreement has been, and the Transition Services Agreement will be, duly executed and delivered by each of Parent and Seller, in each case only to the extent that Parent or Seller is a party hereto or thereto, as applicable, and, assuming the due authorization, execution and delivery by Purchaser, constitutes (as to this Agreement), or will constitute (as to the Transition Services Agreement), a valid and binding agreement of each of Parent and Seller, in each case only to the extent that Parent or Seller is a party hereto or thereto, as applicable, enforceable against Parent or Seller, as applicable, in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditor’s rights and to general equitable principles, whether considered in a proceeding in equity or at law (collectively, the “Bankruptcy and Equity Exceptions”).
          Section 3.3 Non-Contravention. The execution, delivery and performance of this Agreement by Parent and Seller and of the Transition Services Agreement by Parent, to the extent Parent or Seller is a party hereto or thereto, do not, and the consummation of the transactions contemplated hereby and thereby will not, constitute or result in (a) a breach or violation of the Organizational Documents of Seller, the Company or any of the Company’s Subsidiaries, (b) assuming all Company Required Third Party Consents have been obtained or made, as applicable, a breach or violation of, a termination (or right of termination) or default (or an event that with notice or lapse of time or both would become a default) under, the creation or acceleration of any obligations under, the creation of a Lien (other than Permitted Liens) on any of the assets of the Company or any of its Subsidiaries pursuant to, or the necessity of obtaining any consent, waiver or approval with respect to, any Contract, lease, permit, franchise or other instrument or obligations applicable to the Company or any of its Subsidiaries or any of their respective properties or assets or (c) assuming compliance with the matters referred to in Section 3.4(a), conflict with or violate any Law to which Parent, Seller, the Company or any of the Company’s Subsidiaries, or any of their respective properties or assets, is subject, or any Company Governmental Authorization or any Company Self-Regulatory Organization Authorization, except, in the case of clauses (b) and (c), for any such breach, violation, termination, default, creation, necessity, acceleration or conflict that is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.
          Section 3.4 Governmental Approvals and Third Party Consents. (a) Except for (i) filing of notices and expiration or early termination of the related waiting periods under the HSR Act, and (ii) filings of applications and notices with, and receipt of approvals or non-objections from, FINRA (collectively, the “Company Required Regulatory Approvals”), no notices, reports or other filings are required to be made by Parent, Seller or the Company with, nor are any Governmental Authorizations or Self-Regulatory Organization Authorizations required to be obtained by Parent, Seller or the Company from, any Governmental Authority or Self-Regulatory Organization in connection with the execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement or the Transition Services Agreement, except for those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.
     (b) Other than the consents that would be required under applicable Law to be obtained from the clients of the Company or any of its Subsidiaries under any Client Investment Advisory Contract or the consents to be obtained under any Contracts that will terminate pursuant to Section 5.8(b) hereof, Section 3.4(b) of the Seller Disclosure Schedule sets forth a list of the Company Material Contracts, pursuant to which consents or waivers are desirable to be obtained from any Person other than a Governmental Authority or a Self-Regulatory Organization in connection with the execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement and the Transition Services Agreement by Parent, Seller, the Company and the Company’s Subsidiaries, in each case only to the extent that any of such Persons is a party hereto or thereto, as applicable (collectively, such consents and waivers, the “Company Required Third Party Consents”).
          Section 3.5 Title to the Shares. Seller is the sole legal and beneficial owner of all issued and outstanding Shares, free and clear of any Liens. Seller is not a party to any option, warrant, purchase right or other Contract (other than this Agreement) that could require Seller to sell, transfer or otherwise dispose of, or subject to any Lien, the Shares or any other capital stock or equity interest in the Company. Seller is not a party to any voting trust, proxy or other agreement or understanding (other than this Agreement) with respect to the voting of the Shares or any other capital stock or equity interest in the Company. Upon delivery to Purchaser at the Closing of the certificate or certificates representing the Shares, duly endorsed by Seller in blank or accompanied by stock powers duly endorsed by Seller in blank in proper form for transfer, Seller’s legal and beneficial ownership interest in and to the Shares will pass to Purchaser, free and clear of any Liens, other than those arising from acts of Purchaser or its Affiliates, and Seller will not have any continuing right, title or interest in or to the Shares.
          Section 3.6 Capitalization. (a) The authorized capital stock of the Company consists of 40,000,000 Shares, of which 30,520,225 Shares were issued and outstanding as of the date of this Agreement. Except for the Shares, there are no issued or outstanding shares of capital stock or other equity interest or voting security in the Company as of the date of this Agreement. There are no issued or outstanding bonds, debentures, notes or other indebtedness of the Company, having the right to vote, or convertible into or exercisable or exchangeable for securities having the right to vote, on any matters that the Company’s shareholders may vote on. The Shares have been duly authorized, are validly issued, fully paid and nonassessable, are not subject to any right of first refusal, preemptive right or subscription right and were not issued in violation of the Organizational Documents of the Company.
     (b) Section 3.6(b) of the Seller Disclosure Schedule sets forth, for each Subsidiary of the Company, (i) its name and jurisdiction of organization, (ii) the number of shares of capital stock or other equity interest in such Subsidiary that are authorized, and (iii) the number of shares or other equity interest in such Subsidiary that were issued and outstanding as of the date of this Agreement, the names of the holders thereof and the number of shares or other equity interest held by each such holder. All issued and outstanding shares of capital stock or other equity interest in each of the Company’s Subsidiaries have been duly authorized, are validly issued, fully paid and nonassessable, are not subject to any right of first refusal, preemptive right or subscription right and were not issued in violation of the Organizational Documents of such Subsidiary. Except as set forth in Section 3.6(b) of the Seller Disclosure Schedule, there are no issued or outstanding shares of capital stock or other equity interest or voting security in any Subsidiary of the Company as of the date of this Agreement. There are no issued or outstanding bonds, debentures, notes or other indebtedness of any Subsidiary of the Company, having the right to vote, or convertible into or exercisable or exchangeable for securities having the right to vote, on any matters that the shareholders of a Subsidiary of the Company may vote on. All of the outstanding shares of capital stock or other equity interest in each Subsidiary of the Company are owned, directly or indirectly, by the Company.
     (c) There are no options, warrants or other securities authorized, issued or outstanding, calls, purchase rights, subscription rights, exchange rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, Contracts or undertakings of any kind, to which the Company or any of its Subsidiaries is a party or by which it is bound, (i) obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interest in, or any security convertible into or exchangeable or exercisable for any capital stock or other equity interest in, or any contractual rights containing any equity features (including stock appreciation, “phantom” stock, profit participation or similar rights) with respect to, the Company or any of its Subsidiaries, or (ii) obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, unit, Contract or undertaking. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries.
     (d) Other than with respect to the Subsidiaries of the Company and except as set forth in Section 3.6(d) of the Seller Disclosure Schedule, the Company and its Subsidiaries do not own, directly or indirectly, any capital stock, limited liability company or partnership interest, joint venture interest or other equity interest in any other Person.

          Section 3.7 Financial Information. (a) A true and correct copy of the unaudited consolidated balance sheet of the Company and its Subsidiaries as of April 30, 2007 and April 30, 2008 (the consolidated balance sheet of the Company and its Subsidiaries as of April 30, 2008 is referred to herein as the “Company Most Recent Balance Sheet,” and April 30, 2008 is referred to herein as the “Company Balance Sheet Date”) and the related unaudited consolidated statements of operations of the Company and its Subsidiaries for the Company’s fiscal years then ended (collectively, the “Company Financial Statements”) has been made available to Purchaser.
     (b) Except as set forth in Section 3.7(b) of the Seller Disclosure Schedule, the Company Financial Statements (i) were prepared based upon the information contained in the Company Books and Records, (ii) were prepared, in all material respects, in accordance with GAAP applied on a consistent basis (except as may be noted therein) and the Company’s internal accounting principles, applied on a basis consistent with the past practice of the Company, as at the dates and for the periods presented, and (iii) present fairly, in all material respects, the consolidated financial position and results of operations of the Company and its Subsidiaries on a consolidated basis as of the dates or for the periods presented.
     (c) The Company Books and Records have been maintained in material compliance with applicable legal and accounting requirements and fairly reflect, in all material respects, all dealings and transactions in respect of the businesses, assets and liabilities of the Company and its Subsidiaries.
     (d) The Company and its Subsidiaries have devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization, (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP, to the extent applicable, or the Company’s internal accounting principles and to maintain proper accountability for items, (iii) access to their respective property and assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.
     (e) The Company and its Subsidiaries have no Liabilities, other than (i) Liabilities expressly reflected, reserved against or otherwise disclosed in the Company Most Recent Balance Sheet, (ii) Liabilities incurred after the Company Balance Sheet Date in the Company Ordinary Course of Business, (iii) Liabilities set forth in Section 3.7(e) of the Seller Disclosure Schedule, (iv) Liabilities expressly permitted or contemplated by this Agreement, the Transition Services Agreement or the transactions contemplated hereby or thereby, and (v) Liabilities not exceeding $1 million in the aggregate that are of a type not required to be reflected on a balance sheet in accordance with GAAP.
          Section 3.8 Conduct in the Ordinary Course of Business. Except as may be reflected in the Company Financial Statements or as may be expressly permitted or contemplated by this Agreement or the Transition Services Agreement, since the Company Balance Sheet Date, (a) the Company and its Subsidiaries have conducted their respective businesses, in all material respects, only in the ordinary course of such businesses consistent with past practice, (b) there has not occurred any event that has had a Material Adverse Effect, (c) there has not been any material damage, destruction or other casualty loss with respect to any material assets or property owned, leased or otherwise used by the Company or any of its Subsidiaries, which damage, destruction or other casualty loss was not covered by insurance, (d) neither the Company nor any of its Subsidiaries has increased the compensation of any of their officers or the rate of pay of any of their employees, except as part of regular compensation increases in the Company Ordinary Course of Business, (e) there has not occurred a change in the accounting principles or practice of the Company or any of its Subsidiaries, except as required by reason of a change in GAAP, and (f) neither the Company nor any of its Subsidiaries has declared, set aside, made or paid any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to its capital stock.
          Section 3.9 Taxes. Except as are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect or as otherwise set forth in Section 3.9 of the Seller Disclosure Schedule:
     (a) all Tax Returns that are required to be filed by or on behalf of the Company or any of its Subsidiaries (or by or with respect to any consolidated, combined, unitary or affiliated group of which any of them is or has been a member since December 1, 1999) have been timely filed (taking into account any extension of time to file granted or obtained);
     (b) the Tax Returns referred to in clause (a) of this Section 3.9, to the extent such Tax Returns relate to the Company or any of its Subsidiaries, are true, correct and complete;
     (c) all Taxes for the periods covered by the Tax Returns referred to in clause (a) of this Section 3.9 have been paid in full except with respect to matters for which adequate reserves have been established in accordance with GAAP in the Company Financial Statements, and all amounts required under applicable Law to be withheld with respect to payments made to any employee, independent contractor, creditor, shareholder, customer, vendor, supplier or other third party by the Company or any of its Subsidiaries have been withheld and paid over to the appropriate Governmental Authority;
     (d) neither the Company nor any of its Subsidiaries (nor any consolidated, combined, unitary or affiliated group of which any of them is or has been a member since December 1, 1999) has agreed to any extension or waiver of the statute of limitations applicable to any Tax Return referred to in clause (a) of this Section 3.9 or agreed to any extension of time with respect to a Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired;

     (e) neither the Company nor any of its Subsidiaries is a party to any Tax allocation, Tax sharing or similar agreement pursuant to which it will have any obligation after the Closing;
     (f) there is not pending or threatened in writing any audit, examination, investigation or other proceeding with respect to Taxes against the Company or any of its Subsidiaries (or any consolidated, combined, unitary or affiliated group of which any of them is or has been a member since December 1, 1999), all deficiencies proposed as a result of any examination or audit have been paid in full or finally settled and during the past three years, no claim has been made in writing by any Governmental Authority in a jurisdiction where the Company or a Subsidiary of the Company does not file Tax Returns to the effect that the Company or such Subsidiary may be subject to taxation by that jurisdiction;
     (g) neither the Company nor any of its Subsidiaries is subject to any closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof, or any corresponding or similar provision of state, local or foreign Law, or is subject to, or has pending any request for, any private letter ruling, technical advice or permission for any change in accounting methods;
     (h) except for Permitted Liens, there are no Liens for Taxes against any of the assets or properties of the Company or any of the Subsidiaries;
     (i) neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or any consolidated, combined or unitary group for the purpose of any Tax (other than a group the common parent of which is Parent) since December 1, 1999 or (ii) has any liability for Taxes of any other Person (other than any other legal entity that is a member of the affiliated group filing a federal consolidated income tax return, of which the Company or such Subsidiary is currently a member) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law);
     (j) neither the Company nor any Subsidiary of the Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Post-Closing Tax Period as a result of any (i) change in method of accounting for a Pre-Closing Tax Period under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign Law), (ii) installment sale or open transaction disposition or intercompany transaction made on or prior to the Closing Date or (iii) prepaid amount received on or prior to the Closing Date;
     (k) neither the Company nor any of its Subsidiaries has been a party to any distribution occurring during the two-year period prior to the date of this Agreement, or otherwise as part of a plan (or series of related transactions) of which this transaction is a part, in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied; and

     (l) neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).
          Section 3.10 Litigation. Except as set forth in Section 3.10 of the Seller Disclosure Schedule, (a) there are no Actions, Governmental Orders or Self-Regulatory Organization Orders pending or, to Seller’s Knowledge, threatened in writing against the Company or any of its Subsidiaries, except for those that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect, and (b) neither the Company nor any of its Subsidiaries is subject to the provisions of any Governmental Order or Self-Regulatory Organization Order that is, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.
          Section 3.11 Regulatory Compliance. (a) Except as are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect, each of the Company and its Subsidiaries:
          (i) is conducting, and since December 31, 2005 has conducted, its business in compliance with all Laws, Governmental Orders or Self-Regulatory Organization Orders (including the Securities Laws, the USA PATRIOT Act of 2001, the Gramm-Leach-Bliley Act of 1999 and the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001) applicable to the Company and its Subsidiaries or to their respective employees or independent contractors;
          (ii) has and is in compliance with, and since December 31, 2005 has had and has been in compliance with, all Governmental Authorizations and Self-Regulatory Organization Authorizations necessary to permit it to own or lease its properties and to lawfully conduct its business as presently conducted, and has made all filings, applications and registrations with all Governmental Authorities and Self-Regulatory Organizations that are required in order to own or lease its properties and to lawfully operate its business as presently conducted;
          (iii) except as set forth in Section 3.11(a)(iii) of the Seller Disclosure Schedule, since December 31, 2005, has not received any written notification or written communication from any Governmental Authority or Self-Regulatory Organization, (A) asserting that it is not in compliance with any of the Laws such Governmental Authority or Self-Regulatory Organization enforces or is subject to active regulatory enforcement actions, (B) threatening to revoke any Governmental Authorizations or Self-Regulatory Organization Authorizations that are necessary to conduct its business as presently conducted, (C) requiring it to enter into a cease and desist order, agreement or memorandum of understanding, (D) restricting or disqualifying its present business activities or, to Seller’s Knowledge, its “associated persons” (as defined in the Exchange Act) (except for restrictions imposed by rule, regulation or administrative policy on brokers, dealers or investment advisers generally), or (E) threatening to initiate any proceeding or investigation into the business or operations of the Company or any of its Subsidiaries or, to Seller’s Knowledge, any of its associated persons; and

     (iv) has, and since December 31, 2005 has had, an anti-money laundering program and a customer identification program in compliance with the applicable rules of any Self-Regulatory Organization and has not violated the terms of such programs.
     (b) Except as are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect:
     (i) Each of the Company and its Subsidiaries and, to Seller’s Knowledge, each of their respective officers, directors, employees and independent contractors who are required to be registered, licensed or qualified as (x) a broker-dealer (each, a “Broker-Dealer Subsidiary”) or (y) a registered principal, registered representative, investment adviser representative, futures commission merchant, insurance agent or salesperson with the SEC or any securities or insurance commission or other Governmental Authority or Self-Regulatory Organization (each, a “Producer”) is, and has been since December 31, 2005, duly registered and appropriately licensed as such, in each case, in the applicable jurisdictions, and such registrations and licenses are, and were since December 31, 2005, in full force and effect, or is, or were, in the process of being registered and licensed as such within the time periods required by applicable Laws. Each of the Company and its Subsidiaries and, to Seller’s Knowledge, each of their respective officers, directors, employees and independent contractors is in compliance with all applicable Laws, requiring any such registration, licensing or qualification, and is not subject to any liability or disability by reason of the failure to be so registered, licensed or qualified.
     (ii) Each of the Company and its Subsidiaries has timely filed all registrations, declarations, reports, notices, forms and other documents required to be filed with the SEC, FINRA, any clearing agency (as defined in Section 3(a)(23) of the Securities Act) or any other Governmental Authority or Self-Regulatory Organization, and all amendments or supplements to any of the foregoing (collectively, the “Company Regulatory Filings”). The Company Regulatory Filings are in full force and effect and were prepared in accordance with applicable Law, and all fees and assessments due and payable in connection therewith have been paid in a timely manner. There is no material unresolved violation or exception by any Governmental Authority with respect to any of the Company Regulatory Filings. Each Broker-Dealer Subsidiary is a member in good standing of FINRA and each other Self-Regulatory Organization where the conduct of its business requires such membership. Each Broker-Dealer Subsidiary and Subsidiary of the Company that is required to be registered, licensed or qualified as an investment advisor under the Investment Advisers Act (each, an “RIA”) has implemented written policies and procedures reasonably designed to comply with the requirements of applicable Laws, which have been made available to Purchaser and, except as otherwise noted in any such reports or filings, each Broker-Dealer Subsidiary and RIA has been in compliance in all material respects with such policies and procedures.
     (iii) The information contained in Form ADV and Form BD, all state and other federal registration forms, all reports and all correspondence filed by the Company and each applicable Subsidiary of the Company with any Governmental Authority or Self-Regulatory Organization under the Exchange Act, the Investment Company Act, the Investment Advisers Act and comparable or similar state statutes within the three (3) years prior to the date of this Agreement was, or will be, in the case of any forms and reports filed after the date hereof, complete and accurate as of the time of filing thereof.
     (iv) Except as disclosed in Form ADV or Form BD filed by the Company or its applicable Subsidiaries prior to the date of this Agreement, none of the Company, its Subsidiaries and, to Seller’s Knowledge, their respective directors, officers, employees, associated persons or “affiliated persons” (as defined in the Investment Company Act) is the subject of any investigation, review or disciplinary proceedings or orders of any Governmental Authority or Self-Regulatory Organization arising under applicable Laws that would be required to be disclosed in Form ADV or Form BD; provided that routine regulatory investigations and examinations and customer complaints, claims or arbitration shall not be construed as or deemed to be any investigation, review or disciplinary proceedings for the purposes of this Section 3.11(b)(iv). Except as disclosed in such Form ADV or Form BD filed by the Company or its applicable Subsidiaries prior to the date of this Agreement, none of the Company, its Subsidiaries and, to Seller’s Knowledge, their respective directors, officers, employees, associated persons or affiliated persons is subject to any order of any Governmental Authority or Self-Regulatory Organization that permanently enjoins it, him or her, as applicable, from engaging in or continuing any conduct or practice in connection with any activity involving or in connection with the purchase or sale of any security or the rendering of financial advice. Except as disclosed in such Form ADV or Form BD filed by the Company or its applicable Subsidiaries prior to the date of this Agreement, none of the Company, its Subsidiaries and, to Seller’s Knowledge, their respective directors, officers, employees, associated Persons or affiliated Persons is ineligible to serve as an investment adviser under the Investment Advisers Act or as a broker-dealer or an associated person of a broker-dealer under Section 15(b) of the Exchange Act (including being subject to any “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act).
     (v) Each of the Company and its applicable Subsidiaries has at all times since December 31, 2005 or its date of formation, whichever is later, rendered investment advisory services to investment advisory clients with whom such entity is or was a party to a Client Investment Advisory Contract or similar arrangement in compliance with all applicable requirements as to portfolio composition and portfolio management, including the terms of such Client Investment Advisory Contracts, written instructions, restrictions or guidelines from such investment advisory clients, prospectuses or other offering materials, board of directors or trustee directives and applicable Law. The Company and each of its Subsidiaries have timely provided each of their clients with a copy of Part II of their Form ADV, or Schedule H thereof, as the case may be, in compliance with the requirements of the Investment Advisers Act. Each Client Investment Advisory Contract has been duly authorized and executed by the investment advisory client and the Company or the Subsidiary of the Company which is a party thereto and is, and has at all times been, a valid and legally binding agreement of the applicable Subsidiary, and to Seller’s Knowledge, the investment advisory client party to it, enforceable in accordance with its terms and in compliance with the requirements of the Investment Advisers Act. There are no disputes pending or, to Seller’s Knowledge, threatened in writing with any current or former investment advisory clients under the terms of any Client Investment Advisory Contract or similar arrangement. Neither the Company nor any of its Subsidiaries is, or is required to register as, an “investment company” within the meaning of the Investment Company Act.
     (vi) Since December 31, 2005, (x) there have been no violations by the Company, its Subsidiaries, or, to Seller’s Knowledge, by any Producer or third party administrator of any applicable Law in connection with the marketing, solicitation, sale, investment management or issuance of insurance, annuities, securities and other investment products as well as retail investment advisory services and investment advisory services, or in connection with any advice provided with respect thereto, including with respect to churning, twisting, suitability, conservation, surrender, investment or allocation of funds, market timing or late trading; (y) the Company and its Subsidiaries have not breached, and to Seller’s Knowledge there have been no instances of Producers having breached, the terms of any applicable client, agency or broker contracts; and (z) all compensation paid to the Company, its Subsidiaries and each Producer was paid in accordance with applicable Law. The use of “soft dollars” by the Company and each applicable Subsidiary is in compliance with the safe harbor provided by Section 28(e) of the Exchange Act. Neither the Company nor any of its Subsidiaries has engaged in, provided any assistance in, entered into any agreement or has any understanding or other practice (whether or not legally binding) permitting, the placing of orders to buy or sell securities after the 4:00 p.m. Eastern Time market close, but at the price determined at market close on behalf of their clients.
     (vii) Each Broker-Dealer Subsidiary maintains its minimum net capital (A) in compliance with all applicable legal requirements of the SEC or any other Governmental Authority or Self-Regulatory Organization having jurisdiction over such Broker-Dealer Subsidiary and (B) in an amount sufficient to ensure that it has not been required to file notice under Rule 17a-11 under the Exchange Act.
     (viii) Each client to which the Company or any of its Subsidiaries provides investment management, advisory, subadvisory or other services that is (A) an employee benefit plan, as defined in Section 3(3) of ERISA that is subject to Title I of ERISA, (B) a person acting on behalf of such a plan or (C) an entity whose assets include the assets of such a plan within the meaning of ERISA has been managed by the Company and its Subsidiaries such that (x) the exercise of such management or provision of any services is in compliance in all material respects with the applicable requirements of ERISA and (y) the Company and its Subsidiaries have not engaged in a “Prohibited Transaction” within the meaning of Section 406 of ERISA or Section 4975(c) of the Code that would subject it to liability or Taxes directly under, or in respect of another Person or party’s liability or Tax under, Section 5409 or 502(i) of ERISA or Section 4975(a) of the Code.
     (c) As of the date hereof, no Governmental Authority or Self-Regulatory Organization, with respect to which a Company Required Regulatory Approval is required to be obtained or made in connection with the transactions contemplated by this Agreement, has indicated an intent to (i) take any action or fail to take any action that is reasonably likely to prohibit, materially delay or materially impair the consummation of the transactions contemplated by this Agreement, or (ii) impose any obligation or condition in connection with such Company Required Regulatory Approval that is reasonably likely to result in, individually or in the aggregate, a material liability of Purchaser or any of its Affiliates (including the Company or any of its Subsidiaries) after the Closing.
          Section 3.12 Employee Benefits. (a) (i) Section 3.12(a)(i) of the Seller Disclosure Schedule sets forth a correct and complete list identifying any “employee benefit plan,” as defined in Section 3(3) of ERISA, profit-sharing, bonus, pension, deferred compensation, excess benefit, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, employment, consulting, change of control, disability, death benefit, hospitalization, medical insurance, post-retirement medical or life insurance, welfare, supplemental unemployment, severance or other employee benefit plans, agreements, arrangements or understandings that are maintained, administered, entered into or contributed to by Seller or its Affiliates and cover the Company Employees or to which a Company Employee is a party. Such plans are referred to collectively herein as the “Benefit Plans.” True and complete copies of (A) each Benefit Plan and (B) with respect to each Benefit Plan, (1) the most recent Summary Plan Description, if required under ERISA; (2) if the Benefit Plan is funded pursuant to a trust or any third party funding vehicle, the trust or other funding agreement and the most recent financial statements with respect thereto; and (3) the most recent determination letter received from the IRS if the Benefit Plan is intended to be qualified under Section 401(a) of the Code have been made available to Purchaser.
     (ii) Section 3.12(a)(ii) of the Seller Disclosure Schedule identifies each Benefit Plan that is sponsored, maintained or entered into solely by either the Company or any of its Subsidiaries (each, a “Company Benefit Plan”), on the one hand, and Seller or any of its Affiliates (other than the Company and its Subsidiaries), on the other hand (each, a “Seller Benefit Plan”).
     (iii) No Benefit Plan is subject to Title IV or described in Section 3(37) of ERISA or is a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of

ERISA (a “Multiple Employer Plan”), and neither Seller nor any of its Affiliates has at any time within the past six (6) years sponsored or contributed to, or has or had within the past six (6) years any liability or obligation in respect of, any plan subject to Title IV, described in Section 3(37) of ERISA or a Multiple Employer Plan. No Benefit Plan provides for, and the Company has not incurred any current or projected liability in respect of, post-retirement health, medical or life insurance benefits for the Company Employees, except as required to avoid an excise tax under Section 4980B of the Code.
     (iv) Except as provided in Section 3.12(a)(iv) of the Seller Disclosure Schedule, no Company Benefit Plan exists that, as a result of the transactions contemplated by this Agreement (whether alone or together with any other event), could (x) with respect to any Company Employee, accelerate the time of payment or vesting or result in any payment or funding of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Benefit Plans, or (y) result in payments with respect to any Company Employees that would not be deductible under Section 280G of the Code.
     (b) Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (A) has been maintained, operated and administered in material compliance with its terms and applicable Laws and (B) has received or has timely applied for a favorable determination letter from the IRS, and there are no circumstances currently pending that could reasonably be expected to result in revocation of any such favorable determination letter.
     (c) All Benefit Plans are in material compliance with ERISA, the Code (to the extent such Benefit Plans are subject to ERISA and/or the Code) and other applicable Law. The Company and its Subsidiaries have satisfied all of their respective material obligations with respect to the Benefit Plans. Each Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code (a “Nonqualified Deferred Compensation Plan”) has been operated in compliance in all material respects with Section 409A of the Code since January 1, 2005, based upon a good faith, reasonable interpretation of Section 409A of the Code and the final Treasury Regulation issued thereunder and all subsequent Internal Revenue Service Notices and other interim guidance on Section 409A of the Code. Each Company Benefit Plan which is subject to ERISA and which is intended to be a “top-hat” plan for purposes of ERISA is “unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees,” as such phrase is used in Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.
     (d) Section 3.12(d) of the Seller Disclosure Schedule contains a complete and accurate list of each current Company Employee’s position, business location, date of hire, annual/weekly/hourly rate of pay and status as full or part-time and active or on leave (and the nature of such leave), and also a list of each individual who renders services to the Company or its subsidiaries and who is classified by Seller or any of its

Affiliates as having the status of an independent contractor or other non-employee status for purposes of taxation, tax reporting and participation in employee benefit plans. Such Schedule shall be updated (i) reasonably promptly following the date hereof to include, for each person, service credit for purposes of benefit plan participation and (ii) reasonably promptly upon Purchaser’s request from time to time following the date hereof (such request not to occur unreasonably often) to reflect changes to the foregoing and new hires and departures, in each case, consistent with this Agreement, with the final such update to occur no later than five (5) days prior to the Closing Date.
     (e) There are no pending or, to Seller’s Knowledge, threatened, (i) Actions in writing relating to the Company Benefit Plans, or (ii) Actions relating to any Benefit Plan that could reasonably be expected to become a liability of the Company or Purchaser. No assets of the Company or its Subsidiaries are subject to any lien under ERISA Section 302(f) or Code Section 412(n).
     (f) There does not now exist, and there are no currently existing circumstances that are reasonably likely to result in, any material Controlled Group Liability for which the Company or any of its Subsidiaries could be responsible. Without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries nor any of their respective ERISA Affiliates has engaged in any transaction described in Section 4069 or Section 4204 of ERISA as to which the Company or any of its Subsidiaries could have any liability.
          Section 3.13 Labor. (a) Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement or other Contract with a labor union or labor organization, and no such collective bargaining agreement is being negotiated by the Company or any of its Subsidiaries. No labor organization or group of Company Employees has made any attempt for recognition to the Company or any of its Subsidiaries, and there are no pending representation or certification proceedings or, to Seller’s Knowledge, petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority relating to Seller, the Company or any of its Subsidiaries. No strike, work stoppage or material labor dispute is pending or, to Seller’s Knowledge, threatened in writing that involves the Company or any of its Subsidiaries.
     (b) There is no material charge or complaint against the Company or any of its Subsidiaries by the National Labor Relations Board pending or threatened in writing. Except as set forth in Section 3.13(b) of the Seller Disclosure Schedule, there is no material charge of discrimination in employment or unfair labor practice that has been asserted or is now pending or threatened in writing before the United States Equal Employment Opportunity Commission or any other Governmental Authority against the Company or any of its Subsidiaries in any jurisdiction where the Company Employees are located. Each of the Company and its Subsidiaries is in material compliance with all applicable Laws relating to labor, employment, termination of employment or similar matters, including wage and hour laws and the Fair Labor Standards Act, and there are no pending, or threatened in writing, material charges or complaints by any current or former employees of the Company and its Subsidiaries or any Governmental Authority alleging a violation of any such Laws.
          Section 3.14 Real Property. (a) Section 3.14(a) of the Seller Disclosure Schedule lists all real property that is owned by the Company or any of its Subsidiaries (the “Company Owned Real Property”). Except as is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect, either the Company or one of its Subsidiaries has good and marketable title to the Company Owned Real Property, free and clear of all Liens, except for Permitted Liens. Except as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect, with respect to the Company Owned Real Property, (i) except as set forth in Section 3.14(a) of the Seller Disclosure Schedule, neither the Company nor any of its Subsidiaries has leased or otherwise granted to any Person (other than pursuant to this Agreement) any right to occupy or possess any portion of the Company Owned Real Property; (ii) there are no outstanding options or rights of first refusal or similar rights to purchase or acquire any rights or interests in such property or any portion thereof; (iii) as of the date hereof, neither the Company nor any of its Subsidiaries has received written notice of any condemnation proceeding or proposed action or agreement for taking in lieu of condemnation (nor to Seller’s Knowledge, is any such proceeding, action or agreement pending or threatened) with respect to any portion of the Company Owned Real Property; and (iv) all buildings, improvements and fixtures and equipment located within, on or under the Company Owned Real Property and used in the business of the Company (x) are in reasonably good condition and repair in all material respects and sufficient for the operation of the business of the Company, subject to reasonable wear and tear, and (y) are in material compliance with zoning and other applicable land use regulations for their current use.
     (b) Section 3.14(b) of the Seller Disclosure Schedule lists all material real property leased or subleased to the Company or any of its Subsidiaries as a tenant or subtenant (the “Company Leased Real Property,” together with the Company Owned Real Property, the “Company Real Property”) and sets forth the address of each Company Leased Real Property. A correct and complete copy of all real property leases and subleases relating to the Company Leased Real Property (the “Company Leases”) and all material ancillary documents pertaining thereto, which the Company or any of its Subsidiaries is a party to or is bound by, has been made available to Purchaser. Except as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect, (i) each Company Lease is in full force and effect and enforceable against the Company or any of its Subsidiaries that is a party thereto and, to Seller’s Knowledge, the other parties thereto, in accordance with its terms, subject to the Bankruptcy and Equity Exceptions, (ii) none of the Company and its Subsidiaries is in breach of or default under any Company Lease, (iii) no event has occurred that, with notice or lapse of time or both, is reasonably likely to constitute a breach or default by the Company or any of its Subsidiaries under any Company Lease, and (iv) all improvements and fixtures and equipment located on the Company Leased Real Property and owned by the Company or any of its Subsidiaries and used in the business of the Company (x) are in reasonably good condition and repair, subject to reasonable wear and tear (except where the failure to be in such good condition and repair would not be material to the Company and its Subsidiaries, taken as a whole) and are sufficient for the operation of the business of the Company; and (y) are in material compliance with zoning and other applicable land use regulations for their current uses.
          Section 3.15 Intellectual Property. (a) Section 3.15(a) of the Seller Disclosure Schedule lists each item of the Company Owned Intellectual Property that is registered with, or is subject to a pending application for registration with, any Governmental Authority, indicating for each item of such Company Owned Intellectual Property the applicable registration or application number and the applicable filing jurisdiction.
     (b) Except as set forth in Section 3.15(b) of the Seller Disclosure Schedule and subject to the representations and warranties contained in Section 3.15(c), the Company or a Subsidiary of the Company owns or has sufficient rights to use the material Company Owned Intellectual Property and the material Company Licensed Intellectual Property, free and clear from any Liens, other than Permitted Liens. None of the material Company Owned Intellectual Property or material Company Licensed Intellectual Property that is exclusively licensed by the Company or its Subsidiaries is subject to any outstanding Governmental Order against the Company or its Subsidiaries materially and adversely affecting the Company’s or any of its Subsidiaries’ use thereof or rights thereto.
     (c) (i) To Seller’s Knowledge, no third party is infringing or otherwise violating any Company Owned Intellectual Property, and (ii) the Company and its Subsidiaries are not infringing or otherwise violating any Intellectual Property right of any third party, except with respect to clauses (i) and (ii) for such of the foregoing as are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.
     (d) The Company and its Subsidiaries have taken reasonable measures to protect the confidentiality of material Trade Secrets that are owned or used by the Company or any of its Subsidiaries, and to Seller’s Knowledge, such Trade Secrets have not been used or disclosed by any Person except pursuant to a non-disclosure and/or license agreement that has not been breached.
     (e) Except as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect, (i) the Company IT Systems that are material to the conduct of the businesses of the Company and its Subsidiaries as currently conducted are sufficient for their intended use and for the operation of the businesses of the Company and its Subsidiaries as currently conducted and (ii) are in good working condition, except for normal wear and tear, and there has not been any material malfunction with respect to any such Company IT Systems that has not been remedied or replaced since April 30, 2007.
     (f) During the five (5) year period prior to the date of this Agreement, the Company has not received any unsolicited written offer to license or other written notice from any third party identifying to the Company the existence of any Intellectual Property owned or licensed on an exclusive basis by such third party that has not been resolved.

          Section 3.16 Material Contracts. (a) Section 3.16(a) of the Seller Disclosure Schedule lists each Contract in effect as of the date of this Agreement to which the Company or any of its Subsidiaries is a party (or with respect to clauses (iv) and (vi) below, to which, to Seller’s Knowledge, any of the Company Employees is bound) that (A) is material to the Company and its Subsidiaries, taken as a whole, or (B) is one of the following types of Contracts (the “Company Material Contracts”):
     (i) any Contract that is reasonably expected to require the payment by or to the Company or any of its Subsidiaries of more than $1 million, in the aggregate, during any twelve (12)-month period and that by its terms does not terminate or is not terminable without penalty upon notice of ninety (90) days or less;
     (ii) any material joint venture, partnership, limited liability company, strategic alliance and other similar Contract involving a sharing of profits or losses;
     (iii) any Contract that has any material executory indemnification obligations relating to the acquisition, lease or disposition, directly or indirectly, by merger or otherwise, of assets of, or capital stock or other equity interest in, another Person, other than such Contracts that are not material to the Company or any of its Subsidiaries;
     (iv) any Contract that (x) limits in any material respect the ability of the Company or any of its Subsidiaries or, to Seller’s Knowledge, any of the Company Employees, after the Closing to compete in any line of business or in any geographic area or (y) contains a material exclusivity obligation of, or a grant of “most favored nation” status in any material respect to a third party by, the Company or any of its Subsidiaries;
     (v) any Contract (x) that grants any right of first refusal or first offer or similar right to a third party by the Company or any of its Subsidiaries, (y) that requires the disposition of any material assets or material line of the business of the Company or any of its Subsidiaries, or (z) that limits, in any material respect, the payment of dividends or other distributions by the Company or any of its Subsidiaries;
     (vi) any Contract containing any covenant limiting or purporting to limit the freedom of the Company or any of its Subsidiaries or, to Seller’s Knowledge, any of the Company Employees, to solicit for employment or hire Persons for employment or consultancy;
     (vii) any Contract evidencing any material Affiliate Transaction, other than the Contracts that will terminate pursuant to Section 5.8(b);
     (viii) any unexpired material Derivative Contract;

     (ix) any Contract evidencing any Indebtedness of the Company or any of its Subsidiaries, or any guarantee thereof, in excess of $1 million other than the Indebtedness to direct or indirect wholly owned Subsidiaries of the Company made in the Company Ordinary Course of Business;
     (x) any settlement agreement entered into since April 30, 2007, other than releases immaterial in nature or amount entered into in the Company Ordinary Course of Business with the former employees of the Company or independent contractors in connection with the routine cessation of such employee’s or independent contractor’s employment;
     (xi) any Contract in respect of the employment of any director or executive officer of the Company or any of its Subsidiaries;
     (xii) any Contract that is a license or sublicense of any item of Intellectual Property (whether as a licensor or a licensee) that is material to the Company and its Subsidiaries, taken as a whole, other than licenses for commercially available software that require annual payment of less than $250,000, including maintenance fees;
     (xiii) any Contract that involves the pending acquisition from another Person or disposition to another Person, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of another Person for aggregate consideration under such Contract in excess of $1 million (other than (x) acquisitions or dispositions consummated prior to the date hereof, (y) mergers, share or membership interests acquisitions or movement of assets involving or among the Company or one or more wholly owned Subsidiaries of the Company, and (z) any Contract evidencing the fixed income operation or stock loan business of the Company or any of its Subsidiaries);
     (xiv) any Contract that relates to an acquisition, divestiture, merger or similar business combination transaction that contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect and, individually or in the aggregate, could reasonably be expected to result in payments in excess of $1 million (other than (x) mergers, share or membership interests acquisitions or movement of assets involving or among the Company or one or more wholly owned Subsidiaries of the Company, and (y) any Contract evidencing the fixed income operation or stock loan business of the Company or any of its Subsidiaries); and
     (xv) any material Contract that was not negotiated and entered into on arm’s-length terms, other than Contracts between Parent and its Affiliates (other than the Company and its Subsidiaries), on the one hand, and the Company and its Subsidiaries, on the other hand.
     (b) A correct and complete copy of each Company Material Contract (including all material amendments, modifications, extensions, renewals, schedules,

exhibits or ancillary agreements with respect thereto) has been made available to Purchaser. Each Company Material Contract is in full force and effect and is valid, binding and enforceable against the Company or its Subsidiaries party thereto, as the case may be, and, to Seller’s Knowledge, each other party thereto in accordance with its terms, subject to the Bankruptcy and Equity Exceptions, except for such failures to be in such full force and effect or to be such valid, binding and enforceable as are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries, nor, to Seller’s Knowledge, any other party thereto, is in material breach or violation of, or default under, any Company Material Contract, and no event has occurred that with notice or lapse of time or both would constitute a violation, breach or default under any Company Material Contract, except where in each case such breach, violation or default is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.
          Section 3.17 Environment. Except as set forth in Section 3.17 of the Seller Disclosure Schedule and as are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect, (a) the Company and its Subsidiaries and the Company Real Properties are in compliance with all applicable Environmental Laws, including possessing all permits required for their operations under applicable Environmental Laws, (b) none of the Company, its Subsidiaries or the Company Real Properties are the subject of any pending written notice, notification, demand, request for information, citation, summons, complaint or order from any Governmental Authority, with respect to any matters relating to or arising out of any Environmental Laws, (c) the Company Real Properties are not currently subject to any Governmental Order directed to the Company or its Subsidiaries arising under any Environmental Law, (d) the Company Real Properties have not been used by the Company or its Subsidiaries, or, to Seller’s Knowledge, any other Person, for the disposal of Hazardous Substances, and none of the properties formerly owned or operated by the Company or any of its Subsidiaries was used by the Company or its Subsidiaries, or, to Seller’s Knowledge, any other Person, for the disposal of Hazardous Substances during the period of ownership or operation by the Company or any of its Subsidiaries, (e) the Company Real Properties have not had any emissions or discharges by the Company or its Subsidiaries, or, to Seller’s Knowledge, any other Person, of any Hazardous Substances, and none of the properties formerly owned or operated by the Company or any of its Subsidiaries have had any emissions or discharges by the Company or its Subsidiaries, or, to Seller’s Knowledge, any other Person, of any Hazardous Substances, except in each case as permitted under applicable Environmental Laws, and (f) to Seller’s Knowledge, the Company and its Subsidiaries have not incurred any Environmental Liabilities.
          Section 3.18 Affiliate Transactions. Except as set forth in the Company Financial Statements and as set forth in Section 3.18 of the Seller Disclosure Schedule, there are no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any of its current or former officers or directors or other Affiliates (excluding any wholly owned Subsidiary of the Company or any of the Company’s Subsidiaries) or any of their respective “associates” (as defined in Rule 12b-2 promulgated under the Exchange Act), on the other hand (each, an “Affiliate Transaction”).
          Section 3.19 Insurance. The Company and its Subsidiaries maintain insurance policies that are customary for companies of similar size in the industries in which the Company and its Subsidiaries operate, and all material and currently effective fire and casualty, general liability, business interruption, product liability and sprinkler and water damage insurance policies maintained by the Company or any of its Subsidiaries are with reputable insurance carriers and provide adequate coverage for all normal risks incidental to the businesses of the Company and its Subsidiaries and their respective properties and assets, in each case in all material respects. With respect to each such insurance policy, to Seller’s Knowledge, (a) such insurance policy is in full force and effect and premiums due thereon have been paid, (b) neither the Company nor any of its Subsidiaries is in breach or default under, or has taken any action or failed to take any action that would constitute a breach or default (or an action or inaction that with notice or lapse of time or both would become a default) under, any such insurance policy, and (c) no insurer on any such insurance policy has been declared insolvent or placed in receivership, conservatorship or liquidation, and no notice of cancellation or termination has been received by the Company or its Subsidiaries with respect to any such insurance policy.
          Section 3.20 Brokers. Except for Lazard Frères & Co., whose fees and expenses will be paid by Parent, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries (other than as will be paid by Parent or Seller, or as will be paid by the Company or the Subsidiaries prior to the Closing).
          Section 3.21 Sufficiency of Assets. At the Closing, the Company and its Subsidiaries will, taking into account the Transition Services Agreement, own or have the right to use all of the assets, properties and rights necessary to conduct the respective businesses of the Company and its Subsidiaries as conducted as of the date hereof. After giving effect to the Closing, taking into account the Transition Services Agreement, Parent, Seller and their respective Affiliates will not own any assets, properties or rights that are used primarily in the conduct of the business and operations of the Company and its Subsidiaries as conducted as of the date hereof.
          Section 3.22 No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Agreement, neither Parent, Seller, the Company or the Company’s Subsidiaries nor any other Person makes any other express or implied representation or warranty on behalf of any of such Persons with respect to any of such Persons or the transactions contemplated by this Agreement.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER
          Purchaser hereby represents and warrants to Seller as follows:
          Section 4.1 Organization. Purchaser is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business (where such concept exists) as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified is not, individually or in the aggregate, reasonably likely to prevent, materially delay or materially impair the ability of Purchaser to consummate the transactions contemplated by this Agreement or the Transition Services Agreement. A correct and complete copy of the Organizational Documents of Purchaser, as amended to the date of this Agreement, has been provided to Seller, and each such Organizational Document is in full force and effect.
          Section 4.2 Authorization of Transaction; Binding Obligation. Purchaser has the requisite corporate power and authority and has taken all corporate action necessary to execute and deliver this Agreement and the Transition Services Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and the Transition Services Agreement will be, duly executed and delivered by Purchaser, and, assuming the due authorization, execution and delivery by Parent, Seller, the Company and the Company’s Subsidiaries, in each case only to the extent any of such Persons is a party hereto or thereto, as applicable, constitutes (as to this Agreement), or will constitute (as to the Transition Services Agreement), a valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with their respective terms, subject to the Bankruptcy and Equity Exceptions.
          Section 4.3 Non-Contravention. The execution, delivery and performance of this Agreement and the Transition Services Agreement by Purchaser do not, and the consummation of the transactions contemplated hereby and thereby will not, constitute or result in (a) a breach or violation of the Organizational Documents of Purchaser, or (b) a breach or violation of, a termination (or right of termination) or default (or an event that with notice or lapse of time or both would become a default) under, the creation or acceleration of any obligations under, the creation of a Lien on any of the assets of Purchaser pursuant to, or the necessity of obtaining consent, waiver or approval with respect to, any Contract, lease, permit, franchise or other instrument or obligations applicable to Purchaser or any of its Subsidiaries or any of their respective properties or assets, or (c) assuming compliance with the matters referred to in Section 4.4(a), conflict with or violate any Law, Governmental Authorization or Self-Regulatory Organization Authorization, to which Purchaser, or any of its properties or assets, is subject, except, in the case of clauses (b) and (c), for any such breach, violation, termination, default, creation, necessity, acceleration or conflict that is not, individually or in the aggregate, reasonably likely to prevent, materially delay or materially impair the ability of Purchaser to consummate the transactions contemplated by this Agreement or the Transition Services Agreement.
          Section 4.4 Governmental Approvals. (a) Except for (i) filing of notices and expiration or early termination of the related waiting periods under the HSR Act, (ii) filings of applications and notices with, and receipt of approvals or non-objections from, FINRA, and (iii) filing of an application with and obtaining approval from the Texas Department of Insurance with regard to the change of control of the Subsidiary of the Company that is a licensed insurance agency in the State of Texas (collectively, the “Purchaser Required Regulatory Approvals”), no notices, reports or other filings are required to be made by Purchaser with, nor are any Governmental Authorizations or Self-Regulatory Organization Authorizations required to be obtained by Purchaser from, any Governmental Authority or Self-Regulatory Organization in connection with the execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement or the Transition Services Agreement, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to prevent, materially delay or materially impair the ability of Purchaser to consummate the transactions contemplated by this Agreement or the Transition Services Agreement.
     (b) As of the date hereof, Purchaser is not aware of any reason why the necessary regulatory approvals and consents will not be received or obtained in order to permit consummation of the transactions contemplated by this Agreement and the Transition Services Agreement on a timely basis.
          Section 4.5 Availability of Funds. Purchaser currently has and will at the Closing have available to it sufficient funds to pay the aggregate Purchase Price and any other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement and the Transition Services Agreement, to pay all related fees and expenses.
          Section 4.6 Investment Intent. Purchaser is acquiring the Shares solely for its own account, solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of applicable Securities Laws.
          Section 4.7 Litigation. There are no Actions, Governmental Orders or Self-Regulatory Organization Orders pending or, to Purchaser’s Knowledge, threatened in writing against Purchaser, except for those that are not, individually or in the aggregate, reasonably likely to prevent, materially delay or materially impair the ability of Purchaser to consummate the transactions contemplated by this Agreement or the Transition Services Agreement. Purchaser is not subject to the provisions of any Governmental Order or Self-Regulatory Organization Order that is, individually or in the aggregate, reasonably likely to prevent, materially delay or materially impair the ability of Purchaser to consummate the transactions contemplated by this Agreement or the Transition Services Agreement.
          Section 4.8 Access. Purchaser is an informed and sophisticated purchaser that is, and has engaged expert advisers that are, experienced in the valuation and purchase of stock, property and assets such as the Shares as contemplated hereby. Purchaser has reviewed the assets, books, records and Contracts of the businesses of the Company and its Subsidiaries and has met with officers and other representatives of Seller and the Company for the purpose of investigating and obtaining information regarding the Company’s and its Subsidiaries’ operation of their respective businesses and its financial and legal affairs in order to enable Purchaser to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and the Transition Services Agreement and the consummation of the transactions contemplated hereby and thereby.
          Section 4.9 No Material Impediment. Since January 1, 2007 through the date hereof, there has not been any event that will or is reasonably likely to prevent the Company or any of its Subsidiaries from conducting, or materially impede their ability to conduct, their respective businesses following the Closing in the same manner, in all material respects, as the Company and its Subsidiaries, to Purchaser’s Knowledge, conducted their respective businesses prior to the date hereof.

          Section 4.10 Regulatory Compliance. (a) Except as are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect, as of the date hereof:
     (i) Each of Purchaser and its Affiliates and, to Purchaser’s Knowledge, each of their respective associated Persons, has all Governmental Authorizations and Self-Regulatory Organization Authorizations necessary to conduct its business as presently conducted.
     (ii) None of Purchaser or Purchaser’s U.S. retail introducing broker-dealer Subsidiaries and U.S. retail investment advisory Subsidiaries (i.e., Ameriprise Financial Services, Inc., Securities America Advisors, Inc. and Securities America, Inc.) or, to Purchaser’s Knowledge, any of their respective directors, officers, employees or associated persons, (A) is subject to a statutory disqualification as defined in Section 3(a)(39) of the Exchange Act or (B) has received written notice from any Self-Regulatory Organization or Governmental Authority (x) threatening to revoke any Governmental Authorizations or Self-Regulatory Organization Authorizations that are necessary to conduct its business as presently conducted or (y) asserting with reasonable particularity that any of such persons have engaged in conduct that constitutes or results in a statutory disqualification.
     (b) As of the date hereof, no Self-Regulatory Organization or Governmental Authority, with respect to which a Purchaser Required Regulatory Approval is required to be obtained or made in connection with the transactions contemplated by this Agreement, has, to Purchaser’s Knowledge, indicated to Purchaser an intent to (i) take any action or fail to take any action that is reasonably likely to prohibit, materially delay or materially impair the consummation of the transactions contemplated by this Agreement, or (ii) impose any obligation or condition in connection with such Purchaser Required Regulatory Approval that is reasonably likely to result in, individually or in the aggregate, a material liability of Seller or any of its Affiliates (other than the Company and its Subsidiaries) after the Closing.
     (c) None of the information contained in Form ADV and Form BD filed by Purchaser’s U.S. retail introducing broker-dealer Subsidiaries and U.S. retail investment advisory Subsidiaries (i.e., Ameriprise Financial Services, Inc., Securities America Advisors, Inc. and Securities America, Inc.) within the past three (3) years prior to the date of this Agreement, as of the time of filing thereof, contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
          Section 4.11 Brokers. Except for Bank of America Securities LLC, whose fees and expenses will be paid by Purchaser, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser or its Affiliates (other than as will be paid by Purchaser or its Affiliates prior to the Closing).

          Section 4.12 No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Agreement, neither Purchaser nor any other Person makes any other express or implied representation or warranty on behalf of Purchaser with respect to Purchaser or the transactions contemplated by this Agreement.
ARTICLE V
COVENANTS
          Section 5.1 Forbearances. (a) Seller covenants and agrees that, except as (w) set forth in Section 5.1(a) of the Seller Disclosure Schedule, (x) Purchaser may otherwise consent (which consent shall not be unreasonably withheld, conditioned or delayed), (y) expressly permitted by this Agreement, or (z) required by applicable Laws, Governmental Orders or Self-Regulatory Organization Orders, from the date of this Agreement until the Closing, it will cause the Company and the Company’s Subsidiaries to (I) conduct their respective businesses in the ordinary and usual course, (II) use their respective commercially reasonable efforts to preserve their respective business organizations intact, (III) use their respective commercially reasonable efforts to maintain their respective Governmental Authorizations and Self-Regulatory Organization Authorizations and existing relations with their respective customers, suppliers, creditors, employees and independent contractors, and (IV) maintain their respective books and records in the ordinary course. Without limiting the generality of the foregoing, from the date of this Agreement until the Closing, except as (A) set forth in Section 5.1(a) of the Seller Disclosure Schedule, (B) Purchaser may otherwise consent, (C) expressly permitted by this Agreement, or (D) required by applicable Laws, Governmental Orders or Self-Regulatory Organization Orders, Seller will cause each of the Company and the Company’s Subsidiaries not to:
     (i) adopt or propose any change in its Organizational Documents;
     (ii) merge or consolidate itself with any other Person, or restructure, reorganize or completely or partially liquidate itself;
     (iii) issue, sell, pledge, dispose of, grant, transfer or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of, (x) any shares of its capital stock (other than the issuance of shares of capital stock by a wholly owned Subsidiary of the Company to the Company or to another wholly owned Subsidiary of the Company), (y) any securities convertible into or exchangeable or exercisable for any shares of its capital stock, or (z) any options, calls, warrants or other rights to acquire any shares of its capital stock or such convertible, exchangeable or exercisable securities;
     (iv) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to its capital stock (except for dividends or other distributions paid by any direct or indirect wholly owned Subsidiary of the Company to the Company or to any other direct or indirect wholly owned Subsidiary of the Company);
     (v) incur any Indebtedness or guarantee such Indebtedness of another Person (other than the Company or any of its wholly owned Subsidiaries), or issue or sell any debt securities or warrants or other rights to acquire its debt security, except in each case for any short-term indebtedness;
     (vi) make any loans or advances or capital contributions to, or investments in, any other Person (other than (x) loans or advances or capital contributions to the Company or any direct or indirect wholly owned Subsidiary of the Company, (y) loans to the Company’s or any of its Subsidiaries’ newly recruited financial advisors and (z) any margin loans or stock loans activities of the Company or any of its Subsidiaries) in excess of $1 million in the aggregate;
     (vii) create or incur any material Lien (other than Permitted Liens) on its properties or assets (or, in the case of an involuntary Lien (other than Permitted Liens) of which Seller has knowledge, fail to initiate actions to have such Lien removed as promptly as practicable);
     (viii) acquire any business or assets from any other Person, other than (x) acquisition of such business or assets for consideration that is individually not in excess of $500,000, or in the aggregate, not in excess of $1 million, during any twelve (12) month period, (y) acquisition of securities in the Company Ordinary Course of Business in connection with the fixed income operation and stock loans business of the Company or any of its Subsidiaries, and (z) acquisitions by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted;
     (ix) except as set forth in the capital budgets set forth in Section 5.1(a)(ix) of the Seller Disclosure Schedule, make or authorize any capital expenditure in excess of $1 million in the aggregate during any twelve (12)-month period;
     (x) transfer, sell, lease, license, surrender, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any of its material assets (including material Company Owned Intellectual Property and capital stock of any of its Subsidiaries) or material product lines or businesses, except for sales or other dispositions of, abandonment of, cancellations of and letting lapse or expire obsolete assets and except for sales, leases, licenses or other dispositions of assets with a fair market value not in excess of $1 million in the aggregate;
     (xi) enter into, amend, modify, renew, extend or terminate any Company Material Contract or any Company Lease in any material respect, or cancel, modify or waive any material debts or claims or waive any material rights held by it thereunder, except for such entry into, amendment, modification, renewal, extension, termination, cancellation or waiver (A) under any Company Material Contract or any Company Lease resulting in, or obligating the Company or any of its Subsidiaries to make, payments by the Company or any of its Subsidiaries of no more than $50,000 individually or $250,000 in the aggregate and (B) that would not create any binding obligation on the Company or any of its Subsidiaries to any third party for more than twelve (12) months after the Closing

Date; provided, however, that Purchaser agrees that it shall discuss in good faith with Seller as promptly as practicable after the date hereof any proposed entry into, amendment, modification, renewal, extension or termination of any Company Material Contract or any Company Lease set forth in Section 5.1(a)(xi) of the Seller Disclosure Schedule, and in the event no solution reasonably acceptable to both Purchaser and Seller with respect to such proposed entry into, amendment, modification, renewal, extension or termination has been reached within thirty (30) days after the commencement of such discussions, Seller shall not (and shall cause the Company and its Subsidiaries not to) enter into, amend, modify, renew, extend or terminate any Contract set forth in Section 5.1(a)(xi) of the Seller Disclosure Schedule without Purchaser’s consent (which consent shall not be unreasonably withheld, conditioned or delayed);
     (xii) except as otherwise required in connection with a Final Tax Determination of any Pending Federal Tax Matter (which exception shall apply only to the extent that any action to be taken by Seller or Parent in reliance thereon would have no effect on the Company, any of its Subsidiaries or Purchaser for any Post-Closing Tax Period), make, change or revoke any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, amend any Tax Return, agree to an extension of the statute of limitations with respect to the assessment or collection of Taxes, make or surrender any claim for a material refund of Taxes, or settle or compromise any Tax liability (and neither Parent nor Seller shall take any of the foregoing actions with respect to any consolidated, combined, unitary or affiliated group of which the Company or any Subsidiary is a member), in each case, if such action would have the effect of increasing a Tax liability or reducing a Tax Asset (including, for the avoidance of doubt, a deferred Tax liability or deferred Tax Asset, as the case may be) of the Company or any of its Subsidiaries, in each case, by an amount that is material;
     (xiii) make any changes with respect to its financial or regulatory accounting principles or procedures (other than to the extent required by applicable Law or changes in GAAP or applicable regulatory accounting requirements);
     (xiv) settle or compromise any Action, other than as does not involve either (i) the admission of wrongdoing, the institution of mandated new procedures or other business conduct or the imposition of equitable or similar relief or (ii) payments in excess of $1.5 million with respect to any individual Action and $2.5 million in the aggregate, each during any twelve (12)-month period;
     (xv) except (w) as contemplated by this Agreement or the Transition Services Agreement, (x) as required under the Benefit Plans in effect as of the date of this Agreement, (y) as set forth in Section 5.1(a)(xv) of the Seller Disclosure Schedule, or (z) as required by applicable Law, (A) grant, pay or provide for any severance, change of control or termination payments or benefits to any of its directors, officers or employees (other than inclusion in the rank-and-file severance plan of newly hired non-officer employees), (B) increase the salary, bonus, bonus opportunity, pension, welfare or severance benefits of any of its directors, officers or employees, except for (1) increases in annualized base salary or hourly wage rate of no more than 5% of such employee’s annualized base salary or hourly wage rate as in effect on the date hereof and (2) increases in short-term incentive opportunities attributable solely to such increases in annualized base salary or hourly wage rate (provided, however, that changes to the annualized total compensation of any employee shall be permitted to exceed 5% of such employee’s annual base salary or hourly wage rate in the event that such employee is replacing a departing incumbent employee, but only to the extent that the amount of each element of compensation for such employee does not exceed the corresponding amount of each element of compensation of the departing incumbent employee), or (C) establish, adopt, enter into, amend or terminate any Company Benefit Plan (or any plan, agreement or arrangement that would be a Company Benefit Plan if in effect as of the date hereof) or amend the terms of any outstanding equity-based awards, except as required by applicable Law, as required by the Benefit Plans in effect as of the date hereof, or to effectuate any change allowed under this Section 5.1(a)(xv);
     (xvi) (A) transfer Company Employees from the Company or any of its Subsidiaries to other operations of Seller or its Affiliates or transfer employees of Seller or its Affiliates (other than the Company and its Subsidiaries) to the Company or any of its Subsidiaries from Seller’s or its Affiliates’ other operations or (B) solicit any Company Employee for employment, offer employment to any Company Employee or induce any Company Employee to seek employment (currently or in the future) with Seller’s or its Affiliates’ other operations, including by allowing a Company Employee to “post” on any internal job boards;
     (xvii) manage payables, receivables (including Intercompany Payables and Intercompany Receivables), current assets, current liabilities or working capital in any manner other than in the Company Ordinary Course of Business, except for those matters in connection with any settlement or compromise of any Action permitted by Section 5.1(a)(xiv);
     (xviii) enter into any new line of business outside of its existing business segments;
     (xix) fail to use reasonable best efforts to maintain insurance coverage substantially similar in all material respects to the insurance coverage maintained by the Company and its Subsidiaries as of the date hereof; or
     (xx) propose to, authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.
     (b) From the date of this Agreement until the Closing, except as (A) set forth in Section 5.1(b) of the Seller Disclosure Schedule, (B) Purchaser may otherwise consent,

(C) expressly permitted by this Agreement, or (D) required by applicable Laws, Governmental Orders or Self-Regulatory Organization Orders, Parent will not and will cause its Subsidiaries not to:
     (i) materially increase the allocation of floor space or other charges to the Company and its Subsidiaries in respect of any office that the Company or any of its Subsidiaries shares with Parent or any of its Affiliates (other than the Company and its Subsidiaries) (a “Shared Office”), or use any location as a Shared Office that is not a Shared Office as of the date hereof;
     (ii) enter into, amend, modify, renew, extend or terminate any lease relating to the Company Leased Real Property or any Shared Office in any material respect; provided, however, that Parent or the Company or any of the Company’s Subsidiaries may extend a lease for a Shared Office to which none of the Company or its Subsidiaries is the tenant or guarantor, so long as the Company and its Subsidiaries are not liable for any allocation or other charges beyond the termination date of such lease prior to its extension; or
     (iii) other than in the Company Ordinary Course of Business, call or otherwise rescind any loan to any of the Company’s or its Subsidiaries’ financial advisors except as may be required by the terms of such loans in the event of non-payment by such financial advisor.
     (c) Purchaser shall not knowingly take or permit any of its Affiliates to take or omit to take or permit any of its Affiliates to omit to take any action (i) that would, or is reasonably likely to, prevent or materially delay the consummation of, or materially impair Purchaser’s ability to consummate, the transactions contemplated by this Agreement or the Transition Services Agreement, or (ii) that is intended or is reasonably likely to result in any of the conditions set forth in Article VII not being satisfied, except, in each case, as may be required by applicable Law, Governmental Order or Self-Regulatory Organization Order.
          Section 5.2 Cooperation; Approvals and Consents; Notification. (a) Subject to the terms and conditions set forth in this Agreement, Seller and Purchaser shall cooperate with each other and use (and shall cause their respective Affiliates to use) their respective reasonable best efforts in good faith to take or cause to be taken all actions, and to do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement, the Transition Services Agreement and applicable Laws to consummate as promptly as practicable the transactions contemplated by this Agreement and the Transition Services Agreement, including (i) to prepare and file as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from or renewed with any third party, any Governmental Authority and any Self-Regulatory Organization (including the Company Required Regulatory Approvals and the Purchaser Required Regulatory Approvals), in each case in order to consummate as promptly as practicable the transactions contemplated by this Agreement and the Transition Services Agreement, and (ii) to furnish as promptly as practicable all information to any Governmental Authority and Self-Regulatory

Organization in connection with obtaining the Company Required Regulatory Approvals and the Purchaser Required Regulatory Approvals as such information may be required by any Governmental Authority or Self-Regulatory Organization.
     (b) Subject to applicable Law, privileges, Governmental Orders and Self-Regulatory Organization Orders, Seller and Purchaser shall permit counsel for the other party reasonable opportunity to review in advance and, to the extent practicable, consult with the other on, and consider in good faith the views of the other in connection with, all of the information relating to Purchaser, Seller or the Company, as the case may be, and any of their respective Affiliates, that appears in any filing made with, or written materials submitted to, any third party, any Governmental Authority or any Self-Regulatory Organization in connection with the transactions contemplated by this Agreement and the Transition Services Agreement. In exercising the foregoing rights, each of Seller and Purchaser shall act reasonably and as promptly as practicable. Seller and Purchaser each shall, upon request by the other, subject to legal limitations and instructions of any Governmental Authority or Self-Regulatory Organization, furnish the other with all information concerning itself, its Affiliates, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the statement, filing, notice or application made by or on behalf of Purchaser, Seller or the Company or any of their respective Affiliates to any third party, any Governmental Authority or Self-Regulatory Organization in connection with the transactions contemplated by this Agreement and the Transition Services Agreement. Notwithstanding anything to the contrary contained in this Agreement, Seller and its Affiliates shall not be required to make available or disclose to Purchaser any information relating to regulatory or compliance matters involving Seller and its Affiliates (other than the Company and its Subsidiaries) that does not arise from or relate to this Agreement, the Transition Services Agreement or the transactions contemplated hereby and thereby.
     (c) Subject to the terms and conditions set forth in this Agreement, without limiting the generality of the undertakings under this Section 5.2, each of Seller and Parent (in the case of clause (i) of this Section 5.2(c) set forth below) and Purchaser (in all cases set forth in this Section 5.2(c) below) shall:
     (i) promptly provide to each and every Governmental Authority with jurisdiction over enforcement of any applicable antitrust or competition Laws (each, a “Government Antitrust Authority”) of non-privileged information and documents requested by any Government Antitrust Authority that are necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement and the Transition Services Agreement;
     (ii) promptly use its reasonable best efforts to avoid the entry of any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement or the Transition Services Agreement, including the defense through litigation on the merits of any claim asserted in any court, agency or other proceeding by any Person or entity, including any Governmental Authority and any Self-Regulatory

Organization, seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of such transactions; and
     (iii) promptly use its reasonable best efforts to take, in the event that any permanent, preliminary or temporary injunction, decision, order, judgment, determination or decree is entered or issued, or becomes reasonably foreseeable to be entered or issued, in any proceeding or inquiry of any kind that would make consummation of the transactions contemplated by this Agreement or the Transition Services Agreement in accordance with the terms hereof or thereof unlawful or that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated hereby or thereby, any and all steps (including the appeal thereof, the posting of a bond or the taking of the steps contemplated by clause (ii) of this Section 5.2(c) above) necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate or remove such actual, anticipated or threatened injunction, decision, order, judgment, determination or decree so as to permit the consummation of the transactions contemplated by this Agreement and the Transition Services Agreement on a schedule as close as possible to that contemplated by this Agreement and the Transition Services Agreement.
Notwithstanding anything to the contrary contained in this Agreement, Purchaser and its Affiliates shall not be required to sell, lease, license or otherwise dispose of, or hold separate any assets, rights, product lines, licenses, businesses or other operations of Purchaser or its Affiliates or take or agree to any action that would, in each case, individually or in the aggregate, reasonably likely to have or result in a Material Adverse Effect with respect to the Company and its Subsidiaries, taken as a whole, or a Material Adverse Effect with respect to Purchaser, measuring materiality as though Purchaser were the size of the Company and its Subsidiaries, taken as a whole.
     (d) Seller and Purchaser have agreed to the forms of notice, substantially in the forms set forth in Exhibit E (the “Client Investment Advisory Contract Notices”), that the Company or any of its applicable Subsidiaries will send to each client of the Company and its applicable Subsidiaries under the applicable Client Investment Advisory Contracts twice, (x) first as soon as practicable after the date hereof and (y) second at least forty-five (45) days prior to the expected Closing Date. The consent of such client to the assignment or deemed assignment of any Client Investment Advisory Contract resulting from the transactions contemplated hereby shall be deemed given for any and all purposes of this Agreement, the transactions contemplated hereby and the applicable Client Investment Advisory Contract as a result of sending the applicable Client Investment Advisory Contract Notice to such client, unless such client, at least five (5) Business Days prior to the Closing Date, has affirmatively stated in writing to the Company or its applicable Subsidiaries that such client does not so consent or shall have otherwise terminated such client’s Client Investment Advisory Contract. The consent process set forth in this Section 5.2(d) shall be the only consent required from any client of the Company and its Subsidiaries under the applicable Client Investment Advisory Contracts in connection with this Agreement and the transactions contemplated hereby for any and all purposes under this Agreement and the transactions contemplated hereby

(including the adequacy thereof). Seller and Purchaser have also agreed to the forms of notice, substantially in the forms set forth in Exhibit F (the “Client Broker-Dealer Notices”), that the Company or any of its applicable Subsidiaries will send to each client of the Company and its applicable Subsidiaries under the applicable Client Investment Advisory Contracts as soon as practicable after the date hereof.
     (e) Subject to applicable Laws, privileges, Governmental Orders and Self-Regulatory Organization Orders, Seller and Purchaser each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement and the Transition Services Agreement, including promptly furnishing the other with (i) copies of notices or other communications received by it or any of its Affiliates, from any third party, any Governmental Authority or any Self-Regulatory Organization with respect to the transactions contemplated by this Agreement or the Transition Services Agreement, and (ii) any understanding, undertaking or agreement (whether oral or written) that it or any of its Affiliates proposes to make or enter into with any Governmental Authority or any Self-Regulatory Organization with respect to the transactions contemplated by this Agreement or the Transition Services Agreement. None of Parent, Seller or Purchaser shall permit any of its officers or any other representatives or agents to participate in any meeting or discussion, either in person or by telephone or other electronic means, with any Governmental Authority or any Self-Regulatory Organization in connection with the transactions contemplated this Agreement or the Transition Services Agreement, unless it consults with the other in advance and, to the extent permitted by such Governmental Authority or such Self-Regulatory Organization, gives the other the opportunity to attend and participate.
     (f) From the date hereof until the Closing Date, each of Parent, Seller and Purchaser shall promptly notify the other of any change or fact of which it is aware that will or is reasonably expected to result in any of the conditions set forth in Article VII becoming incapable of being satisfied.
     (g) Subject to applicable Laws, privileges, Governmental Orders and Self-Regulatory Organization Orders, Seller shall use its reasonable best efforts prior to Closing to cooperate with Purchaser with respect to planning for integration of the businesses, including the sharing of information that both Purchaser and Seller deem necessary to the process integration planning.
          Section 5.3 Access; Confidentiality. (a) Subject to applicable Laws, privileges, Governmental Orders and Self-Regulatory Organization Orders, Seller (and, to the extent applicable, Parent) shall, and shall cause the Company and each of its Subsidiaries to, during the period from and after the date hereof until the Closing, upon reasonable advance notice, (i) afford Purchaser and its authorized directors, officers, employees, counsel, financial advisors, auditors, consultants and other agents (collectively, “Representatives”) reasonable access, during normal business hours, to the employees, independent contractors, representatives, agents, properties, books and records (with respect to income Tax records, only to the extent directly related to the Company or any of its Subsidiaries), Contracts and other documents of or pertaining to the Company or any of its Subsidiaries; provided that Purchaser shall not contact or have any discussions with any of the Company’s or any of its Subsidiaries’ employees, independent contractors, representatives or agents (other than the Company’s executive officers or financial or legal advisors), unless in each case Purchaser informs Seller reasonably in advance and provides Seller (and to the extent applicable, Parent) a reasonable opportunity to observe such discussions, (ii) furnish to Purchaser such financial and operating data and other information relating to the Company and its Subsidiaries as Purchaser may reasonably request, and (iii) instruct the appropriate Company Employees, independent contractors, representatives, agents to cooperate reasonably with Purchaser and its Representatives in connection with the foregoing; provided, however, that, in each case, such access, furnishing of information and cooperation shall not (w) unreasonably disrupt the Company’s and its Subsidiaries’ operations, (x) require the Company or any of its Subsidiaries to permit any inspection or to disclose any information that in the reasonable judgment of the Company or any of its Subsidiaries, as applicable, would result in the disclosure of any Trade Secrets or to the extent that such information is subject to the terms of a confidentiality agreement with a third party (provided that the Company shall use reasonable efforts to obtain waivers under such agreements or to enable reasonable access without violating such agreement), (y) require the Company or any of its Subsidiaries to disclose any information of the Company or any of its Subsidiaries to the extent that the disclosure thereof may result in the loss of attorney-client privilege or (z) require Seller or any of its Affiliates (including the Company and its Subsidiaries) to disclose any proprietary information of or regarding Parent or its Affiliates (excluding the Company or any of its Subsidiaries) that is unrelated to the transactions contemplated by this Agreement. All requests for information made pursuant to this Section 5.3(a) shall be directed to the executive officers of Seller or other Persons designated by Seller. All such information shall be governed by the terms of the Confidentiality Agreement. Purchaser shall not, and shall cause its Representatives not to, knowingly or willfully use any information obtained pursuant to this Section 5.3(a) (as well as any other information provided to Purchaser or any of its Representatives by or on behalf of Seller, the Company or the Company’s Subsidiaries prior to the date hereof) for any purpose unrelated to the transactions contemplated by this Agreement or the Transition Services Agreement.
     (b) From and after the Closing, Purchaser shall and shall cause its Representatives to, upon reasonable notice, (i) furnish to Seller and its Representatives such financial and operating data and other information relating to the Company and its Subsidiaries (including the Company Books and Records and information in connection with required regulatory or other filings, responses or reports and information relating to any Action or as required by any Law, Governmental Order or Self-Regulatory Organization Order) and (ii) make available to Seller and its Representatives the directors, officers and employees of the Company and its Subsidiaries as Seller may reasonably request to cooperate with Seller in connection with the foregoing. After the Closing, Purchaser shall cause the Company and its Subsidiaries to preserve such information and the Company Books and Records for at least ten (10) years after the Closing Date.
     (c) From and after the Closing, Parent shall and shall cause its Representatives to, upon reasonable notice, (i) furnish to Purchaser, the Company and their Representatives such financial and operating data and other information retained by Parent or any of its Affiliates relating to the Company and its Subsidiaries (including information in connection with required regulatory or other filings, responses or reports and information relating to any Action or as required by any Law, Governmental Order or Self-Regulatory Organization Order) and (ii) make available to Purchaser, the Company and their Representatives, the directors, officers and employees of Parent and its Subsidiaries as Purchaser may reasonably request to cooperate with Parent in connection with the foregoing; provided, however, that, in each case, such access, furnishing of information and cooperation shall not (w) unreasonably disrupt Parent’s and its Subsidiaries’ operations, (x) require Parent or any of its Subsidiaries to permit any inspection or to disclose any information that in the reasonable judgment of Parent or any of its Subsidiaries, as applicable, would result in the disclosure of any Trade Secrets or to the extent that such information is subject to the terms of a confidentiality agreement with a third party (provided that Parent shall use reasonable efforts to obtain waivers under such agreements or to enable reasonable access without violating such agreement), (y) require Parent or any of its Subsidiaries to disclose any information of Parent or any of its Subsidiaries to the extent that the disclosure thereof may result in the loss of attorney-client privilege or (z) require Parent or any of its Affiliates to disclose any proprietary information of or regarding Parent or its Affiliates that is unrelated to the Company and its Subsidiaries or unrelated to the transactions contemplated hereby. From and after the Closing, Purchaser and the Company shall use their commercially reasonable efforts to return to Parent or destroy any sensitive and confidential information of Parent in their possession to the extent such information does not relate to the Company and its Subsidiaries or unrelated to the transactions contemplated hereby.
          Section 5.4 Public Announcements. The initial press release regarding the transactions contemplated by this Agreement shall be a joint press release, and thereafter until the Closing, no press release or other public announcement in respect of this Agreement or the Transition Services Agreement or the transactions contemplated hereby or thereby shall be issued or made by any party hereto or any of such party’s Affiliates or Representatives without the prior written consent of the other party hereto (which consent shall not be unreasonably withheld, conditioned or delayed), except, in each case, for any such press release or other public announcement as Parent or Purchaser, as applicable, may determine in good faith is required to be issued or made by it or any of its Affiliates by applicable Law, Governmental Order or Self-Regulatory Organization Order, in which case Parent or Purchaser, as applicable, shall use its commercially reasonable efforts to allow the other reasonable time to comment on such press release or other public announcement in advance of such issuance or making; provided, however, that Seller and its Affiliates may make internal announcements regarding this Agreement, the Transition Services Agreement and the transactions contemplated hereby and thereby to their respective directors, officers and employees.
          Section 5.5 Employee Benefits. (a) At all times after the Closing, Purchaser shall be responsible for the employment of the Company Employees (including any Company Employee who is not actively at work on the Closing Date as a result of an authorized leave of absence where such leave of absence shall include, but shall not be limited to, sick or disability leave, military leave with reemployment rights under U.S. federal Law and leave under the Family and Medical Leave Act of 1993; provided, however, that Purchaser shall only be responsible for the employment of any Company Employee on an authorized leave of absence on the Closing Date who actually returns to work in circumstances under which such Company Employee would have been entitled to return to work under applicable Laws or the terms of the applicable authorized leave of absence policy of the Company as in effect on the date of this Agreement) and for compliance with all applicable Laws governing the employment relationship with the Company Employees in respect of their service with Purchaser, the Company or any of its Subsidiaries following the Closing.
     (b) Starting on the Closing Date and ending on the date that is no more than 30 days after the Closing Date (the date within such period, as determined by Purchaser, the “Benefits Transfer Date”), Company Employees shall continue to participate in, and receive benefits under, the Seller Benefit Plans set forth in Section 5.5(b) of the Seller Disclosure Schedule (such Seller Benefit Plans not to include the Seller Severance Plan (as defined in Section 5.5(d) below)) (the “Continued Seller Plans”), and Purchaser shall reimburse Parent for expenses associated therewith, all in accordance with the terms set forth in the Transition Services Agreement. Company Employees shall participate, immediately upon the Closing Date, in the Purchaser Severance Plan (as defined in Section 5.5(d) below) in accordance with the provisions set forth in Section 5.5(d) below. The active participation of all Company Employees and their respective covered dependents under the Seller Benefit Plans other than the Continued Seller Plans shall terminate effective immediately prior to the Closing, and the active participation of all Company Employees and their respective covered dependents under the Continued Seller Plans shall terminate effective immediately prior to the Benefits Transfer Date. Starting on the Benefits Transfer Date and ending on the first anniversary of the Benefits Transfer Date (the “Continuation Period”), Purchaser shall (or shall cause the Company and its subsidiaries to) provide each Company Employee with employee benefits (except benefits pursuant to severance plans and tax-qualified retirement plans) that are substantially comparable to those provided to similarly situated employees of Purchaser and its Affiliates during such period. During the Continuation Period, Purchaser shall (or shall cause the Company and its subsidiaries to) provide each Company Employee with participation in qualified retirement plans on terms that are either (A) substantially comparable to those in effect for Company Employees immediately prior to the Closing Date or (B) substantially comparable to those provided to similarly situated employees of Purchaser and its Affiliates during such period, in each case subject to the provisions of Sections 5.5(d)(iv) and 5.5(j). During the one-year period commencing on the Closing Date, Purchaser shall (or shall cause the Company and its Subsidiaries to) provide (i) each Company Employee (other than employees who are categorized as “financial advisors” by Seller who participate in the Company’s P3 Compensation Plan as of immediately prior to the Closing Date) with (A) at least the same rate of base salary as in effect immediately prior to the Closing Date and (B) at least the same annual target short-term incentive opportunities as in effect immediately prior to the Closing Date and (ii) each Company Employee who is categorized as a financial “advisor” by Seller and participates in the Company’s P3 Compensation Plan as of immediately prior to the Closing Date with compensation opportunities, including commissions and bonuses, that are comparable in the aggregate to the compensation opportunities in effect at the Company and its Subsidiaries immediately prior to the Closing Date.
     (c) Except for the Company Benefit Plans set forth in Section 5.5(c) of the Seller Disclosure Schedule, Purchaser shall, and shall cause the Company and its Subsidiaries to, honor the Company Benefit Plans in accordance with their respective terms, including retaining sponsorship of, and any and all Liabilities under, all Company Benefit Plans, on and after the Closing Date.
     (d) (i) Purchaser shall provide each Company Employee as of the Closing Date with a “Comparable Position” as defined in the Seller Severance Plan (and Purchaser shall have no liability for payments made under the Seller Severance Plan). Purchaser shall provide or cause to be provided to each Company Employee whose employment is terminated by Purchaser or the Company or its Subsidiaries during the two-year period commencing on the Closing Date, under circumstances that satisfy the severance eligibility requirements under the Ameriprise Financial Severance Pay Plan (the “Purchaser Severance Plan”), and subject to such employee’s execution and non-revocation of a release of claims in favor of Purchaser and its Affiliates in the form required by Purchaser, with cash severance benefits not less than the cash severance amount that would have been payable to such Company Employee under Sections 4(a)(i) and 4(a)(ii) of the H&R Block Severance Plan (the “Seller Severance Plan”) had such Company Employee been terminated on such date under the terms of the Seller Severance Plan, as in effect on the date hereof (for clarity, in addition to the non-cash severance benefits that may be provided to such Company Employee under the terms of the Purchaser Severance Plan). All severance benefits under the Purchaser Severance Plan are to be based on credited service (with Seller, the Company or any of its Subsidiaries prior to the Closing and with Purchaser after the Closing, to the extent credited as provided in clause (ii) below) and compensation levels in effect as of the date of termination of employment of such Company Employee.
     (ii) Purchaser shall (and shall cause the Company and its Subsidiaries to), after the Closing, give credit for all service of each Company Employee with the Company or any of its Subsidiaries or any of their respective predecessors under all employee benefit plans, agreements, programs, policies and arrangements of Purchaser and its Affiliates in which the Company Employees are eligible to participate (each, a “Purchaser Benefit Plan”) to the same extent as such service was credited for such purpose by Seller, the Company or any of its Subsidiaries under the comparable Benefit Plan in which such Company Employees were eligible to participate for purposes of eligibility, vesting and benefit accrual, except that, with respect to benefit accrual, such service shall not be credited to the extent that it would result in a duplication of benefits and shall not be credited for purposes of benefit accrual under any Purchaser Benefit Plan that is a defined benefit pension plan.
     (iii) With respect to any Purchaser Benefit Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA), Purchaser shall use reasonable best efforts to cause (x) the waiver of any restrictions and limitations with respect to any pre-existing condition and waiting periods with respect to any Company Employee and their respective covered dependents (except to the extent such restrictions or limitations were applicable as of the Closing under the Company’s or any of its Subsidiaries’ then current “welfare benefit plan” (as defined in Section 3(1) of ERISA)), and (y) any eligible expenses incurred by any Company Employee and their respective covered dependents during the portion of the plan year of such plan prior to the Benefits Transfer Date shall be taken into account for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and their respective covered dependents for the applicable plan year of such plan as if such amounts had been paid in accordance with such plan, subject to Parent (or its vendor) providing Purchaser (or its designated vendor) with such information in a form acceptable to Purchaser.
     (iv) The Company Employees are fully vested in their account balances in the H&R Block Retirement Savings Plan (the “Seller Retirement Plan”). Subject to the provisions of Section 5.5(b), on the Benefits Transfer Date Purchaser shall establish, shall cause the Company to establish, or shall otherwise allow the Company Employees to participate in, a retirement plan that is qualified under Sections 401(a) and (k) of the Code (such plan, the “Purchaser 401(k) Plan”). Following the Closing, Parent shall allow the Company Employees to take distributions of their account balances in accordance with the terms of the Seller Retirement Plan. Purchaser shall take all steps necessary to permit each Company Employee who has received an eligible rollover distribution from the Seller Retirement Plan, if any, to roll such eligible rollover distribution, including any associated loans to the extent such loan is not in default status as of the date of transfer, into the Purchaser 401(k) Plan. Parent shall take all action necessary to ensure that all employer contributions with respect to the portion of the plan year elapsed through the Benefits Transfer Date have been credited to the Seller Retirement Plan accounts of the Company Employees.
     (v) With respect to any unused vacation time accrued by any Company Employee as of the Closing Date pursuant to the vacation policy applicable to such Company Employee immediately prior to the Closing Date (“Accrued Vacation”), the following will apply: (x) through and until December 31, 2009, Purchaser or the Company or its Subsidiaries shall allow such Company Employee to use such Accrued Vacation consistent with the reasonable business practices and policies of Purchaser, and (y) from and after January 1, 2010, Purchaser shall either (1) pay such Company Employee for all or a portion of any remaining unused Accrued Vacation, or (2) allow such Company Employee to use Accrued Vacation consistent with the reasonable business practices and policies of Purchaser. Any vacation taken by any Company Employee on and following the Closing Date shall be credited first against such Company Employee’s Accrued Vacation.
     (e) Purchaser shall assume any Liability under COBRA with respect to “qualifying events” of Company Employees that occur on or after the Closing, and Parent shall retain any Liability under COBRA or other applicable Law with respect to “qualifying events” of Company Employees that occur before the Closing; provided that Parent shall provide COBRA coverage through the Benefits Transfer Date for any qualifying event occurring on or following the Closing Date and prior to the Benefits Transfer Date, subject to Purchaser’s reimbursement obligations to Parent for expenses associated therewith, in accordance with the Transition Services Agreement.
     (f) Purchaser shall indemnify, defend and hold harmless Seller and its Affiliates and their respective directors, officers, employees, agents, successors and assigns from and against any Losses imposed on any of such Persons directly or indirectly relating to or arising out of the termination of employment of, or the wrongful discharge, including constructive discharge, by the Company, Purchaser or any of their respective Affiliates of any Company Employee or the violation of any Law with respect to any Company Employee occurring after the Closing. Parent shall indemnify, defend and hold harmless Purchaser and its Affiliates (including the Company) and their respective directors, officers, employees, agents, successors and assigns from and against any Losses imposed on any of such Persons directly or indirectly relating to or arising out of the termination of employment of, or the wrongful discharge, including constructive discharge, by the Company, Seller or any of their respective Affiliates of any Company Employee or former employee of the Company or its Subsidiaries or the violation of any Law or Contract with respect to any Company Employee or former employees of the Company or its Subsidiaries before the Closing.
     (g) (i) Effective as of the Closing, Purchaser shall establish a retention bonus program (the “Purchaser Retention Program”) reasonably acceptable to Seller, for the benefit of Company Employees and payable following the Closing based on post-Closing service (or certain earlier terminations of employment as set forth in the Purchaser Retention Program), a summary of which is set forth in Section 5.5(g)(i) of the Seller Disclosure Schedule. Purchaser agrees that it shall not make any written or oral communications regarding any aspect of the Purchaser Retention Program to any Company Employee, any other Person or to any media source or outlet, prior to the Closing without the express prior written approval of Seller, which consent shall not be unreasonably withheld. In addition, prior to the Closing Date, and without limiting the scope of the immediately previous sentence, prior to making any written or oral communications to any Company Employees, any other Person or to any media source or outlet pertaining to any compensation or benefit matters that are affected by the transactions contemplated by this Agreement, Purchaser shall provide Seller with an advance written copy of the intended communication, Seller shall have a reasonable period of time to review and comment on the communication, and Purchaser and Seller shall cooperate in providing any such mutually agreeable communication.
     (ii) As soon as practicable following the date hereof, Seller shall, in consultation with Purchaser, establish a retention bonus program (the “Seller Retention Program”), in an aggregate amount of no less than $2 million (excluding payments described in Section 3.12(a)(iv) of the Seller Disclosure Schedule) (the “Seller Retention Amount”), for the benefit of Company Employees and payable as promptly as practicable after the Closing based on service through the Closing. Seller agrees that it shall consult with Purchaser in advance of making any written or oral communications regarding any aspect of the Seller Retention Program to any Company Employee, any other Person or to any media source or outlet. In addition, prior to the Closing Date, and without limiting the scope of the immediately previous sentence, prior to making any communication to any media source or outlet pertaining to any compensation or benefit matters that are affected by the transactions contemplated by this Agreement, Seller shall provide Purchaser with an advance written copy of the intended communication, and Purchaser shall have a reasonable period of time to review and comment on the communication (but, for clarity, Purchaser shall not have approval rights over such communication). In addition, prior to the Closing

Date, Seller and the Company shall share on a reasonably regular basis with Purchaser decisions that it has made in respect of compensation or benefit matters that affect Company Employees, and will provide Purchaser with an advance written copy of broad, general written communications to the Company Employees with respect to these topics and give Purchaser a reasonable period of time to review and comment on the communication (but, for clarity, Purchaser shall not have approval rights over such communication).
     (h) Parent shall be responsible for providing any notice required pursuant to the WARN Act with respect to a layoff or plant closing relating to the Company and its Subsidiaries that occurs prior to the Closing, and Parent shall be solely liable for all liabilities with respect to the failure to provide any such notice in a timely manner. Purchaser shall be responsible for providing any notice required pursuant to the WARN Act with respect to a layoff or plant closing relating to the Company or its Subsidiaries that occurs after the Closing, and Purchaser shall be solely liable for all liabilities with respect to the failure to provide any such notice in a timely manner. Prior to and during the 90-day period following the Closing, Seller and Purchaser shall cooperate to provide each other with the information regarding terminations or potential terminations of employment to assess whether obligations under the WARN Act will arise as a result of any subsequent terminations of employment by either party due to the aggregation and look-back rules of the WARN Act.
     (i) No provision of this Section 5.5 (i) creates any third party beneficiary or other rights for any Company Employee or former employee of the Company or its Subsidiaries (including any beneficiary or dependent thereof) other than the parties hereto and their respective successors and assigns or (ii) constitutes or creates an employment agreement or an amendment to or adoption of any employee benefit plan of or by Parent, Seller, the Company, any Subsidiary of the Company or Purchaser. Acknowledging Purchaser’s obligations pursuant to Section 5.5(d)(i), nothing contained herein shall limit Purchaser’s right to terminate the employment of any Company Employee following the Closing. Nothing contained herein shall limit Purchaser’s right to terminate any Company Benefit Plan in accordance with its terms and applicable Law after the Closing; provided, however, Purchaser shall not (and shall cause the Company and its Subsidiaries not to), within the Continuation Period, terminate any Company Benefit Plans set forth in Section 5.5(i) of the Seller Disclosure Schedule or decrease any benefits under such plans.
     (j) Parent, both prior to and following the Closing, and the Company, prior to the Closing, shall provide Purchaser with such information regarding the Company Employees as may be reasonably requested by Purchaser for purposes of assisting Purchaser in including the Company Employees in the Purchaser Benefit Plans, and shall facilitate communications between Purchaser and the Company Employees for such purposes in such manner as may be reasonably requested by Purchaser, including but limited to distribution of written communications materials and organizing the facilitating meetings between Purchaser representatives and Company Employees.

     (k) Prior to the Closing, Parent shall assume and honor the Company Benefit Plans as set forth in Section 5.5(k) of the Seller Disclosure Schedule, and Purchaser shall have no liability with respect to such Company Benefit Plans.
     (l) Prior to the Closing, Parent and the Company shall, in consultation with Purchaser, amend, or, with respect to any scheduled Plan that is an agreement, will use its reasonable best efforts to cause the counterparty to such agreement to agree to amend, the Company Benefit Plans set forth in Section 5.5(l) of the Seller Disclosure Schedule as minimally required to comply with Section 409A of the Code and regulations promulgated thereunder (it being acknowledged and understood that Parent and Purchaser shall cooperate with each other in good faith in connection with this Section 5.5(l), and that Parent and its Affiliates shall have no liability of any kind in the event that it is determined that any such amendments do not or did not meet the requirements of Section 409A of the Code and the regulations promulgated thereunder).
     (m) Prior to the date of the Closing, the Company shall use its reasonable best efforts to cause Wilmington Trust Company (the “Trustee”) to agree to enter into, with the Company, an amendment to the Trust Agreement between the Company and the Trustee, dated May 15, 2003, (the “Rabbi Trust”), in the manner described in Section 5.5(m) of the Seller Disclosure Schedule (for clarity, the parties acknowledge that there will be no liability of any kind to Parent, Seller or the Company or their Affiliates in the event that the Trustee refuses to enter into such proposed amendment). Purchaser shall fully indemnify Parent, Seller and the Company for any and all Losses to Parent, Seller or any of their Affiliates as a result of or relating to any such amendment to the Rabbi Trust.
          Section 5.6 Assistance in Transfer of Authorizations. Seller shall use its reasonable best efforts to assist Purchaser in obtaining the transfer of any Governmental Authorizations and Self-Regulatory Organization Authorizations that are necessary for the conduct of the businesses of the Company and its Subsidiaries after the Closing, including directing the Company Employees to cooperate with such transfer and making any notifications required to be made by Seller prior to the Closing. Purchaser shall be responsible for any out-of-pocket expenses incurred by Seller or any of its Affiliates associated with any of the foregoing transfers that exceed $200,000, and Seller shall not have any Liability for the failure to obtain the transfer of any such Governmental Authorizations or Self-Regulatory Organization Authorizations.
          Section 5.7 Settlement of Intercompany Indebtedness and Affiliate Transactions. (a) Subject to the Transition Services Agreement and except as may otherwise be agreed upon by Parent and Purchaser, on or prior to the Closing, Parent shall cause all Intercompany Indebtedness, whether or not currently due or payable, to be settled in full, cancelled, forgiven, or terminated (in each case, without any Liability to Purchaser or any of its Affiliates including, after the Closing, the Company and its Subsidiaries) such that as of the Closing there will be no Intercompany Indebtedness.
     (b) Subject to the Transition Services Agreement and except as may otherwise be agreed upon by Parent and Purchaser, on or prior to the Closing, Parent shall terminate, or shall cause to be terminated, all Affiliate Transactions (other than the

Affiliate Transactions set forth in Section 5.7(b) of the Seller Disclosure Schedule), in each case, without any Liability to Purchaser or any of its Affiliates including, after the Closing, the Company and its Subsidiaries.
          Section 5.8 Intellectual Property. (a) Prior to the Closing, the Company and its Subsidiaries shall assign to Seller or its designee, all right, title and interest in and to any and all Trademarks (other than company names and d/b/a’s, which shall be changed pursuant to the last sentence of Section 5.8(b)) owned by the Company or any of its Subsidiaries that include all or part of the words or names H&R, HR, H&R Block, Block and HR Block, any variation or derivation thereof or any Trademark or words or names confusingly similar thereto or embodying any of the forgoing, either alone or in combination with any other words, names or Trademarks. Except as provided in Section 5.8(c) below, immediately following the Closing, Purchaser and its Affiliates shall cause the Company and its Subsidiaries to cease and discontinue any and all use of any Trademark of Seller or any of its Affiliates, including H&R, HR, H&R Block, Block and HR Block, any variation or derivation thereof or any Trademark confusingly similar thereto or embodying any of the forgoing, either alone or in combination with any other words or Trademarks (the “Seller Names”). Notwithstanding the foregoing, the Company and its Subsidiaries shall have the limited right to (i) retain solely for recordkeeping or archival purposes, records and other historical or archived documents containing or referencing the Seller Names, and (ii) refer to the historical fact that the businesses of the Company and its Subsidiaries were previously conducted under the Seller Names.
     (b) Purchaser, for itself and its Affiliates (including the Company and its Subsidiaries), agrees that the rights of the Company and its Subsidiaries to any Seller Names pursuant to the terms of any and all agreements (whether written or oral) between Seller and/or any of its Affiliates (other than the Company and its Subsidiaries), on the one hand, and the Company and/or its Subsidiaries, on the other hand, other than as set forth in Section 5.8(c), shall terminate on the Closing Date. Within five (5) Business Days following the Closing Date, Purchaser and its Affiliates shall make all filings necessary to cause the corporate names of the Company and its Subsidiaries to change to names that do not include any of the Seller Names in whole or in part and to amend or terminate any certificate of assumed name, fictitious name, d/b/a/ filings or other filings containing any such Seller Names so as to eliminate such Seller Names.
     (c) Notwithstanding the foregoing and only to the extent that use of the Materials cannot be commercially reasonably avoided by the Company and its Subsidiaries after the Closing, the Company and its Subsidiaries shall have the limited, non-transferable, non-sublicensable, royalty-free, non-exclusive right to use existing signage on and in physical facilities (to the extent permitted by applicable lease agreements), labeling, stationery, business forms, supplies and advertising and promotional materials bearing the Seller Names (the “Materials”) for one hundred and eighty (180) days following the Closing Date, which period Purchaser shall have the right to extend by an additional sixty (60) days upon written notification to Seller delivered in Purchaser’s reasonable discretion; provided, however, that (i) neither Purchaser nor any of its Affiliates (including the Company and its Subsidiaries) shall knowingly take any action that could reasonably be expected to impair the value of or goodwill associated with the Seller Names, (ii) when using any of the Materials in the context of entering into or conducting contractual relationships, Purchaser shall and shall cause the Company and its Subsidiaries to clearly disclose to all other applicable parties that Purchaser or its Affiliates, rather than Seller or its Affiliates, is the party entering into or conducting the contractual relationship; provided that any such disclosure made in writing to such other applicable parties shall be deemed to meet the “clearly disclose” requirement contained in this clause (ii), and (iii) Purchaser shall cause each of the Company and its Subsidiaries to use its commercially reasonable efforts to minimize their use of the Seller Names, and cause the Company and its Subsidiaries to cease using the Seller Names as soon as practicable and in any event within one hundred and eighty (180) days following the Closing Date. Any physical Materials remaining after such one hundred and eighty (180) day period shall be destroyed by the Company and its Subsidiaries, unless, at Seller’s option, Seller notifies Purchaser that it wishes such remaining Materials to be delivered to its or its designee’s offices at Seller’s cost and expense.
     (d) For a period of one hundred and eighty (180) days following the Closing Date, which period Purchaser shall have the right to extend by an additional sixty (60) days upon written notification to Seller delivered in Purchaser’s reasonable discretion, (i) Purchaser, the Company and its Subsidiaries shall maintain on their Internet websites at http://www.ameriprise.com and Parent will maintain at its Internet website http://www.hrblock.com an explanation mutually agreeable to Parent and Purchaser stating that the Company and its Subsidiaries are no longer affiliated with Parent or any of its Affiliates, and (ii) Purchaser, the Company and its Subsidiaries shall maintain a hyperlink to http://www.ameriprise.com and Parent shall maintain a hyperlink to http://www.hrblock.com or such other domain name or Uniform Resource Locator that may be agreed upon by the parties hereto during such period of one hundred and eighty (180) days, which period Purchaser shall have the right to extend by an additional sixty (60) days upon written notification to Seller delivered in Purchaser’s reasonable discretion.
     (e) Purchaser, for itself and its Affiliates (including the Company and its Subsidiaries), acknowledges and agrees that, (x) as between the parties hereto, Seller and its Affiliates own or have the exclusive right to use any and all Seller Names and except as otherwise expressly provided in this Section 5.8, neither Purchaser nor any of its Affiliates (including the Company and its Subsidiaries) shall have any rights in or to the Seller Names, (y) neither Purchaser nor any of its Affiliates (including the Company and its Subsidiaries) shall contest the ownership or validity of any rights of Seller or any of its Affiliates in or to the Seller Names, and (z) neither Purchaser nor any of its Affiliates shall adopt, use, register, attempt to register, or instruct others to do so, any Seller Names. Purchaser, for itself and its Affiliates (including the Company and its Subsidiaries), agrees that use of the Seller Names as provided in this Section 5.8 shall be only with respect to goods and services of a level of quality equal to or greater than the quality of goods and services with respect to which the Company and its Subsidiaries used the Seller Names prior to the Closing. Purchaser, for itself and its Affiliates (including the Company and its Subsidiaries), agrees that after the Closing Date Purchaser and its Affiliates (including the Company and its Subsidiaries) will not expressly, or willingly by implication, do business as or represent themselves as Seller or its Affiliates, and the personnel of Purchaser or its Affiliates (including the Company and its Subsidiaries) shall not, and shall have no authority to, hold themselves out as officers, employees or agents of Seller or any Affiliate of Seller.
     (f) Except as otherwise provided in the Transition Services Agreement, Seller and Purchaser acknowledge and agree that, as of and following the Closing, Purchaser, the Company and its Subsidiaries will have no right, title or interest in, or any authority or license to use or allow others to use in any manner whatsoever, any Seller Intellectual Property, and any such right, title, interest, authority, license or sublicense or other arrangement relating thereto (whether written or oral) existing prior to the Closing shall automatically terminate simultaneously and effective with the Closing. Except as otherwise provided in the Transition Services Agreement, Purchaser shall cause the Company and its Subsidiaries to cease using any and all registered Seller Intellectual Property immediately as of and following the Closing and shall use commercially reasonable efforts to cause the Company and its Subsidiaries to cease using any and all other Seller Intellectual Property immediately as of and following the Closing.
          Section 5.9 Non-Solicitation. (a) Except as set forth in Section 5.9(a) of the Seller Disclosure Schedule, for the period commencing on the date hereof and expiring on the earlier of (x) the date this Agreement is terminated and (y) the second anniversary of the Closing Date, neither Seller nor any of its Affiliates shall directly or indirectly, without obtaining the prior written consent of Purchaser, (i) induce, encourage or solicit any Company Employee to leave such employment or to accept any other position or employment with Purchaser, any of its Affiliates or any other Person, including by allowing a Company Employee to “post” on any internal job boards, or (ii) hire or assist any other Person in hiring any Company Employee; provided, however, that the foregoing restrictions contained in this Section 5.9(a) shall not (A) apply to (1) any Company Employee whose employment has been terminated by Purchaser or its Affiliates or (2) any Company Employee who has not been employed during the preceding six (6) months by Purchaser or its Affiliates or (B) prohibit general solicitations by Seller or any of its Affiliates for employment through general advertisements (other than on internal job boards) or other means that are not directed at such Company Employees.
     (b) Other than with respect to the hiring of the Company Employees at the Closing, for the period commencing on the date hereof and expiring on the first anniversary of the Closing Date, neither Purchaser nor any of its Affiliates shall directly or indirectly, without obtaining the prior written consent of Parent, (i) induce, encourage or solicit any employee of Parent or any of its Affiliates to leave such employment or to accept any other position or employment with Purchaser, any of its Affiliates or any other Person, so long as such employee is employed by Parent or any of its Affiliates, or (ii) hire or assist any other Person in hiring any such employee; provided, however, that the foregoing restrictions contained in this Section 5.9(b) shall not apply to employees who have left the employment of Parent or its Affiliates without any direct or indirect solicitation by Purchaser or any of its Affiliates and shall not prohibit general solicitations by Purchaser or any of its Affiliates for employment through general advertisements or other means that are not directed at such employees.

          Section 5.10 Non-Compete. For the period commencing on the Closing Date and expiring on the fourth anniversary of the Closing Date, Parent shall not, and shall cause its Affiliates not to, directly or indirectly, engage in the Seller Restricted Activities.
          Section 5.11 No Shop. From and after the date hereof, Parent shall not, shall cause its Affiliates not to, and shall cause its and their respective directors, officers, employees, representatives and agents not to, do any of the following with any third party (other than with Purchaser regarding the transactions contemplated by this Agreement): (a) discuss, negotiate, authorize, assist, participate in, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any transaction involving a merger, consolidation, business combination, purchase or disposition of (i) other than in the ordinary course of business, a material amount of the business or assets of, or (ii) any capital stock of or other equity interest in, the Company or any of its Subsidiaries (any such transaction, an “Acquisition Transaction”), (b) facilitate, solicit or initiate discussions, negotiations or submissions of proposals or offers from any third party in respect of an Acquisition Transaction or (c) furnish or cause to be furnished to any third party any non-public information concerning the Company or its Subsidiaries in connection with an Acquisition Transaction.
          Section 5.12 Notice. Seller shall promptly notify Purchaser of any written notice or other communication from any party to any Company Material Contract to the effect that such party is terminating or otherwise materially adversely modifying its relationship with the Company or any of its Subsidiaries as a result of the transactions contemplated by this Agreement.
          Section 5.13 Other Agreements.
     (a) On or prior to the Closing Date, the Parties will, or will cause their applicable Subsidiaries to enter into and execute (i) the Bank Deposit Agreement, (ii) the Tax Collaboration Agreement, (iii) the Transition Services Agreement, and (iv) the Shared Field Locations Agreement.
     (b) Within (i) thirty (30) days of the execution of this Agreement, with respect to any third party Contracts involving between $250,000 and up to $1,000,000, and (ii) forty-five (45) days, with respect to any third party Contract involving between $100,000 and up to $250,000, Parent and Seller shall provide to Purchaser a complete list of all of such third party Contracts, to which Parent or any of its Affiliates (other than the Company and its Subsidiaries) is a party, under or through which the Company or any of its Subsidiaries either procures or receives goods or services which are not provided under or contemplated by the Transition Services Agreement (the “Third Party Agreement List”) so that Purchaser may determine whether such Contracts on the Third Party Agreement List will need to be replaced with agreements in either Purchaser’s, the Company’s or any of the Company’s Subsidiaries’ name after the Closing. Parent and Seller represent and warrant to Purchaser that the Third Party Agreement List will be accurate and complete in all material respects upon its delivery to Purchaser.

ARTICLE VI
TAX MATTERS
          Section 6.1 Tax Indemnities. (a) Seller and Parent shall jointly and severally be responsible for and indemnify and hold Purchaser and its Affiliates harmless from and against (i) Excluded Taxes and (ii) all cost and expenses, including reasonable legal fees and expenses attributable to any item in clause (i); provided, however, that Seller and Parent shall not be liable for, and shall not be required to indemnify or hold Purchaser or any of its Affiliates harmless from or against, (A) any Taxes to the extent such Taxes have been taken into account in calculating the Applicable Amount and are reflected on the Applicable Amount Schedule under the heading “Deferred Tax Liabilities” as of the Closing Date or (B) any Taxes that arise from or in connection with any transactions involving the Company or any of its Subsidiaries on the Closing Date after the Closing that are not in the Company Ordinary Course of Business and not contemplated by this Agreement.
     (b) In the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Tax that is allocable to the Pre-Closing Straddle Period shall be:
     (i) in the case of Taxes that are either (x) based upon or measured by reference to income, gain or receipts or (y) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) (other than conveyances pursuant to this Agreement, as provided in Section 6.5), the Tax that would be due with respect to the Pre-Closing Straddle Period if such period ended on and included the Closing Date. Each Subsidiary of the Company that is treated as a partnership or “flow-through” entity for Tax purposes shall be treated as if its taxable year ended as of the close of business on the Closing Date and Taxes attributable to the income and gain of each such entity through the close of business on the Closing Date shall be considered to be attributable to the Pre-Closing Tax Period; and
     (ii) in the case of Taxes imposed on a periodic basis with respect to the assets of the Company or its Subsidiaries, or otherwise measured by the level of any item (other than items described in clause (i) of this Section 6.1(b)), deemed to be the amount of such Taxes for the entire Straddle Period, multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Straddle Period and the denominator of which is the number of days in the entire Straddle Period.
Any credit or refund resulting from an overpayment of Taxes for a Straddle Period shall be prorated based upon the method employed in this Section 6.1(b), taking into account the type of Tax to which such credit or refund relates.
     (c) Payment by Seller or Parent of any amount due under this Section 6.1 shall be made within fifteen (15) Business Days following written notice by Purchaser that payment of related Taxes to the appropriate Governmental Authority is due; provided that each of Seller and Parent shall not be required to make any payment earlier than five (5) Business Days before the related Taxes are due to the appropriate Governmental

Authority. In the case of a Tax that is contested in accordance with the provisions of Section 6.2, payment of the Tax to the appropriate Governmental Authority shall be considered to be due no earlier than the date a final determination to such effect is made by the appropriate Governmental Authority.
     (d) Purchaser shall be responsible for and shall indemnify and hold Seller and its Affiliates and their respective directors, officers, employees, agents, successors and assigns harmless from and against any Taxes that arise from or incurred in connection with, arising out of or resulting from (x) any breach by Purchaser and its Affiliates of Section 6.6, and (y) any transactions involving the Company or any of its Subsidiaries on the Closing Date after the Closing that are not in the Company Ordinary Course of Business and not contemplated by this Agreement.
          Section 6.2 Tax Contests. (a) After the Closing, Purchaser shall notify Seller in writing within fifteen (15) days of the receipt of any written notice of any proposed assessment or commencement of any Tax audit or administrative or judicial proceeding and of any Tax demand or claim on Purchaser or any of its Affiliates that, if determined adversely to the taxpayer or after the lapse of time, could reasonably be expected to serve as grounds for indemnification by Seller or Parent under Section 6.1. Such notice shall contain factual information describing the asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any Governmental Authority in respect of any such asserted Tax liability. A failure by Purchaser to give such notice shall not affect Purchaser’s right to indemnification under this Article VI, except to the extent that Seller’s or Parent’s right to contest such Tax liability is materially prejudiced thereby.
     (b) In the case of (i) a Tax audit or administrative or judicial proceeding (a “Contest”) that relates to any Pre-Closing Tax Period, to the extent Seller or Parent could reasonably be expected to have an indemnification obligation pursuant to this Article VI (a “Seller Pre-Closing Contest”), and (ii) any Contest relating to any Straddle Period if Seller or Parent is reasonably expected to bear a greater Tax liability, including liabilities arising under this Article VI, than Purchaser in connection therewith (a “Seller Straddle Period Contest,” and, together with a Seller Pre-Closing Contest, a “Seller Contest”), Parent shall have the sole right, at Parent’s expense, to control the conduct of any such Seller Contest. To the extent Parent elects to direct a Seller Pre-Closing Contest, Parent shall, within fifteen (15) days of receipt of the notice of asserted Tax liability, notify Purchaser of its intent to do so, and Purchaser shall reasonably cooperate and shall cause the Company and its Subsidiaries to reasonably cooperate in each phase of such Seller Pre-Closing Contest; provided, however, that (A) Parent shall consult with Purchaser in good faith before taking any significant action in connection with such Seller Pre-Closing Contest if such Seller Pre-Closing Contest could reasonably be expected to have a materially adverse effect on Purchaser or any of its Affiliates (including, after the Closing, the Company and its Subsidiaries), and (B) Parent shall not compromise, settle or abandon any such Seller Pre-Closing Contest if such action could reasonably be expected to have an adverse effect on Purchaser or any of its Affiliates (including, after the Closing, the Company and its Subsidiaries) without obtaining Purchaser’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned). To the extent Parent elects to direct a Seller Straddle Period Contest, Parent shall within fifteen (15) days of receipt of the notice of an asserted Tax liability notify Purchaser of its intent to do so, and Purchaser shall reasonably cooperate and shall cause the Company and its Subsidiaries to reasonably cooperate in each phase of such Seller Straddle Period Contest; provided, however, that (A) Parent shall keep Purchaser informed on a prompt basis regarding the progress and substantive aspects of any such Seller Straddle Period Contest, including providing Purchaser with all written materials relating to such Tax proceeding submitted to and received from any Governmental Authority, (B) Purchaser shall be entitled to participate in any such Seller Straddle Period Contest at its expense, including having an opportunity to comment on any written materials prepared in connection with any Seller Straddle Period Contest and attending any conferences relating to such Contest, and (C) neither Parent nor Seller shall compromise, settle or abandon any Seller Straddle Period Contest without obtaining Purchaser’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned) if such action could reasonably be expected to have an adverse effect on Purchaser or any of its Affiliates (including, after the Closing, the Company and its Subsidiaries). If Parent elects not to direct a Seller Contest, Purchaser or its Affiliates may assume control of such Contest at Purchaser’s expense. In such event, (A) Purchaser shall keep Seller informed on a prompt basis regarding the progress and substantive aspects of any Contest, including providing Seller with all written materials relating to such Tax proceeding submitted to and received from any Governmental Authority, (B) Seller shall be entitled to participate in any Contest at its expense, including having an opportunity to comment on any written materials prepared in connection with any Contest and attending any conferences relating to any Contest, and (C) Purchaser shall not compromise, settle or abandon any Contest without obtaining Seller’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned) if such action could reasonably be expected to have an adverse effect on Seller or any of its Affiliates. In the case of any other Contest that relates to a Straddle Period, Purchaser shall have the right to control such Contest subject to Seller’s rights described in the immediately preceding sentence of this Section 6.2(b).
          Section 6.3 Preparation of Tax Returns. (a) Parent shall prepare and file, on a basis consistent with past practice, all Tax Returns that relate to the Company or any of its Subsidiaries and that are required to be filed with respect to any taxable period of the Company or any of its Subsidiaries that is a Pre-Closing Tax Period. With respect to any such Pre-Closing Tax Period, Purchaser shall, and shall cause the Company and its Subsidiaries to, timely furnish, in a manner consistent with past practice, such information as is reasonably requested by Parent in order for Parent to prepare its consolidated federal Tax Returns and any other Tax Returns required to be prepared by Parent pursuant to this Section 6.3(a); provided that if the Closing occurs on or before December 31, 2008, Purchaser shall, and shall cause the Company and its Subsidiaries to, furnish such information to Parent no later than July 1, 2008. Any Tax Return that relates to or includes a Pre-Closing Tax Period of the Company or any of its Subsidiaries prepared by Parent and required to be filed by the Company after the Closing shall be furnished by Parent to Purchaser or the applicable Subsidiary, as the case may be, for signature at least twenty (20) days prior to the due date for filing such Tax Return (taking into account extensions); provided that signing a Tax Return pursuant to this subsection shall not be considered an acknowledgment that such Tax Return complies with the requirements of this Agreement.

     (b) Purchaser shall prepare and file, or cause to be prepared and filed, in a timely manner, all Tax Returns required to be filed by or on behalf of the Company or any of its Subsidiaries with respect to any taxable period that is a Straddle Period of the Company or any of its Subsidiaries. Purchaser shall furnish such Tax Returns described in the immediately preceding sentence to Parent for its review and comment within a reasonable time prior to the due date of such Tax Return and shall consider in good faith any changes reasonably requested thereto by Parent; provided that if the Closing occurs on or before December 31, 2008, Purchaser shall furnish such Tax Returns to Parent for review and comment no later than July 15, 2009. With respect to any Tax Returns for any Straddle Period of the Company or any Subsidiary, (i) to the extent permitted pursuant to applicable Tax Law, Parent may, and Purchaser or its Affiliates shall, at Parent’s direction, cause the Company and its Subsidiaries to, take all steps as may be reasonably necessary, including the filing of elections or Tax Returns with any applicable Governmental Authority, to cause such period to end on the Closing Date, or (ii) if the foregoing clause (i) of this Section 6.3(b) is inapplicable, to the extent permitted by applicable Law, Parent shall report the operations of the Company and its Subsidiaries in a combined, consolidated or unitary Tax Return required to be filed by Parent or an Affiliate of Parent only for that portion of such taxable period that ends on the Closing Date, notwithstanding that such taxable period does not end on the Closing Date.
          Section 6.4 Tax Cooperation; Refunds and Credits. (a) Parent and Purchaser shall provide each other, upon request, as promptly as practicable, with such cooperation and information as either of them may reasonably request of the other (and Purchaser shall cause the Company and its Subsidiaries to provide such cooperation and information) in filing any Tax Return, amended Tax Return or claim for refund, making any Tax election, determining a liability for Taxes or a right to a refund of Taxes, or participating in or conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with related work papers and documents relating to rulings or other determinations by Governmental Authorities. Parent and Purchaser shall make themselves (and their respective employees) reasonably available on a mutually convenient basis to provide explanations of any documents or information provided under this Section 6.4. Any information obtained under this Section 6.4 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding. Notwithstanding anything to the contrary contained herein, Purchaser shall not have any access to any books and records, Tax Returns or other information of Parent or its Affiliates that do not relate directly to the Company and its Subsidiaries.
     (b) At Parent’s request, Purchaser shall cause the Company and/or any of its Subsidiaries to make and/or join with Parent (or any of its Affiliates) in making any election relating solely to a Pre-Closing Tax Period if the making of such election would not have any adverse impact on the Company or the Company’s Subsidiaries for any Post-Closing Tax Period or Post-Closing Straddle Period or on Purchaser.
     (c) Except as otherwise provided in the following sentence, Purchaser shall pay or cause to be paid to Parent any refunds of income Taxes (including interest thereon) with respect to any Pre-Closing Tax Period received by or credited to Purchaser, the Company, any Subsidiary of the Company or any of their respective Affiliates within ten (10) Business Days after the receipt of such refund, except to the extent such refund was taken into account in determining the Applicable Amount. At Parent’s reasonable request, Purchaser and its Affiliates shall cooperate, at Parent’s expense, with Parent in obtaining such refunds, including through the filing of amended Tax Returns or refund claims as prepared by Parent; provided that such cooperation would not have any material adverse effect on Purchaser. Purchaser shall permit and enable Parent to control the prosecution of any such refund claim. Any refunds of Taxes of the Company or any of its Subsidiaries for any taxable period beginning after the Closing Date shall be for the account of Purchaser. Any refunds of Taxes of the Company or any of its Subsidiaries for any Straddle Period shall be equitably apportioned between Parent and Purchaser in accordance with the principles set forth in Section 6.1(b), except to the extent such refund was taken into account in determining the Applicable Amount. Each party shall forward, and shall cause its Affiliates to forward, to the party entitled pursuant to this subsection to a refund of Taxes, the amount of such refund within ten (10) days after such refund is received or applied against another Tax liability, in each case, net of any costs to the party receiving such refund.
          Section 6.5 Transfer Taxes. All Tax Returns with respect to all federal, state, local or foreign taxes, sales, use, value added, transfer (including real property transfer or gains), stamp, stock transfer and similar Taxes together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties (but excluding any income or franchise Taxes) (collectively, “Transfer Taxes”) imposed with respect to the purchase and sale of the Shares pursuant to this Agreement shall be timely filed by the party responsible for such filing under applicable Law, and all such Transfer Taxes (and all out-of-pocket costs for preparation of such Tax Returns) shall be borne equally by Purchaser and Seller. Purchaser and Seller shall reasonably cooperate to reduce or eliminate any Transfer Taxes to the extent permitted by applicable Law. If Seller or Purchaser pays a Transfer Tax at the Closing or pursuant to a post-Closing assessment by a Governmental Authority, the other party will reimburse the paying party for fifty percent (50%) of the amount of such Transfer Tax within fifteen (15) days of the paying party’s written demand therefor.
          Section 6.6 Post-Closing Actions Affecting Tax Liabilities for Pre-Closing and Straddle Periods. (a) Purchaser and its Affiliates shall not (and shall not cause or permit the Company or any of its Subsidiaries to), without the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned), amend, re-file, revoke or otherwise modify any Tax Return or Tax election relating in whole or in substantial part to the Company or any of its Subsidiaries that was previously filed with any Governmental Authority with respect to any Pre-Closing Tax Period or Pre-Closing Straddle Period, if doing so could reasonably be expected to result in a material indemnification obligation of Seller or Parent for Taxes pursuant to this Agreement.
     (b) Neither Purchaser nor any of its Affiliates shall waive any statute of limitations or agree to any extensions thereof in respect of any Pre-Closing Tax Period or any Pre-Closing Straddle Period without the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned).

          Section 6.7 Other Tax Matters. (a) Notwithstanding anything to the contrary contained in this Agreement, (i) the covenants and agreements of Parent, Seller and Purchaser contained in this Article VI shall survive the Closing and shall remain in full force and effect until ninety (90) days after the expiration of the relevant statutes of limitation, and (ii) indemnification for any and all Tax matters, and the procedures with respect thereto, shall be governed exclusively by this Article VI and shall not be governed by Article IX; provided, however, that indemnification for Tax matters relating to any breaches of covenants otherwise contained in this Agreement (but outside this Article VI) shall be governed by Article IX.
     (b) Any Tax sharing agreement or arrangement between Seller or any of its Affiliates (other than the Company and its Subsidiaries), on the one hand, and the Company and its Subsidiaries, on the other hand, shall be terminated, and all payments thereunder shall be settled, immediately prior to the Closing; provided that for the avoidance of doubt, the leases set forth in Section 3.14(b) of the Seller Disclosure Schedule that provide tangentially for an allocation or apportionment of Tax liabilities generated by or related to such lease shall not constitute any Tax allocation or Tax sharing agreements.
     (c) The parties hereto agree to treat any indemnity payments pursuant to this Agreement as an adjustment to the purchase price of the Shares, except to the extent otherwise required pursuant to a Final Tax Determination.
     (d) Purchaser shall, and shall cause the Company and its Subsidiaries to (i) either (x) retain all Company Books and Records with respect to Tax matters pertinent to the Company or any of its Subsidiaries relating to any taxable period beginning before the Closing Date until ninety (90) days after the expiration of the statute of limitation of the respective taxable periods, including extensions thereof, or (y) send such Company Books and Records described in (x) above to Parent, and (ii) abide by all record retention agreements entered into with any Governmental Authority and give Parent reasonable written notice prior to transferring, destroying or discarding any such Company Books and Records.
ARTICLE VII
CONDITIONS TO CLOSING
          Section 7.1 Conditions to Obligations of Each Party. The respective obligations of each party hereto to effect the Purchase are subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:
     (a) HSR Clearance. The waiting period applicable to the consummation of the Purchase under the HSR Act shall have expired or been earlier terminated.
     (b) Regulatory Approvals. The Company Required Regulatory Approvals and the Purchaser Required Regulatory Approvals (other than (x) the filings and notices required under the HSR Act, which is provided for in Section 7.1(a), and (y) the filing of an application with and obtaining approval from the Texas Department of Insurance as set forth in Section 4.4(a)(iii)) shall have been obtained or made and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and shall not have imposed a condition on such approvals that is, individually or in the aggregate, reasonably likely, after the Closing Date, to have or result in a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, or Material Adverse Effect with respect to Purchaser, measuring materiality as though Purchaser were the size of the Company and its Subsidiaries, taken as a whole.
     (c) No Prohibitive Order. No court or other Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that is in effect and prevents, restrains, enjoins or otherwise prohibits the consummation of the Purchase (a “Prohibitive Order”).
          Section 7.2 Conditions to Obligations of Purchaser. The obligations of Purchaser to effect the Purchase are subject to the satisfaction or waiver by Purchaser at or prior to the Closing of each of the following further conditions:
     (a) Representations and Warranties of Seller and Parent. The representations and warranties of each of Seller and Parent set forth in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date); provided, however, that notwithstanding anything to the contrary contained herein, the condition set forth in this Section 7.2(a) shall be deemed to have been satisfied even if any representations or warranties of Seller or Parent (other than those contained in Section 3.2 (Authorization of Transaction; Binding Obligation), Section 3.5 (Title to the Shares), Section 3.6 (Capitalization) and Section 3.20 (Brokers), which must be true and correct in all material respects) are not so true and correct unless the failure of such representations and warranties of Seller or Parent to be so true and correct, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect. Purchaser shall have received a certificate signed by an executive officer of Parent on behalf of Seller and Parent to the effect that the conditions set forth in this Section 7.2(a) have been satisfied.
     (b) Performance of Obligations of Seller and Parent. Each of Seller and Parent shall have performed in all material respects all obligations required to be performed by it hereunder on or prior to the Closing Date, and Purchaser shall have received a certificate signed by an executive officer of Parent (as applicable) on behalf of Seller and Parent to such effect.
     (c) Transition Services Agreement. Parent shall have executed and delivered the Transition Services Agreement to Purchaser.
     (d) Other Agreements. Parent and its Affiliates party to the following, as the case may be, shall have executed and delivered (i) the Bank Deposit Agreement, (ii) the Tax Collaboration Agreement, and (iii) the Shared Field Locations Agreement .

          Section 7.3 Conditions to Obligations of Seller. The obligations of Seller to effect the Purchase are subject to the satisfaction or waiver by Seller at or prior to the Closing of each of the following further conditions:
     (a) Representations and Warranties of Purchaser. The representations and warranties of Purchaser set forth in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date); provided, however, that notwithstanding anything to the contrary contained herein, the condition set forth in this Section 7.3(a) shall be deemed to have been satisfied even if any representations or warranties of Purchaser are not so true and correct unless the failure of such representations and warranties of Purchaser to be so true and correct is, individually or in the aggregate, reasonably likely to prevent, materially delay or materially impair the ability of Purchaser to consummate the transactions contemplated by this Agreement or the Transition Services Agreement. Seller shall have received a certificate signed by an executive officer of Purchaser on behalf of Purchaser to the effect that the conditions set forth in this Section 7.3(a) have been satisfied.
     (b) Performance of Obligations of Purchaser. Purchaser shall have performed in all material respects all obligations required to be performed by it hereunder on or prior to the Closing Date, and Seller shall have received a certificate signed by an executive officer of Purchaser on behalf of Purchaser to such effect.
     (c) Transition Services Agreement. Purchaser shall have executed and delivered the Transition Services Agreement to Seller and its Affiliates party thereto.
     (d) Other Agreements. Purchaser shall have executed and delivered (i) the Bank Deposit Agreement, (ii) the Tax Collaboration Agreement, and (iii) the Shared Field Locations Agreement .
ARTICLE VIII
TERMINATION
          Section 8.1 Termination. This Agreement may be terminated at any time prior to the Closing:
     (a) by mutual written consent of Seller and Purchaser;
     (b) by either Purchaser or Seller if (i) the Closing shall not have occurred on or prior to February 12, 2009 (the “Termination Date”); provided that, if on February 12, 2009 the condition to Closing set forth in Section 7.1(a) or 7.1(b) shall not have been fulfilled but remains capable of fulfillment then either of Purchaser or Seller may, by written notice to the other, extend the termination date from February 12, 2009 to June 28, 2009 (which shall then be the Termination Date); provided, further, that in no event shall the Termination Date be later than June 28, 2009 (which extended date shall then be the Termination Date), or (ii) any Prohibitive Order permanently preventing, restraining, enjoining or otherwise prohibiting the consummation of the Purchase shall have become final and non-appealable; provided, however, that, in each case of the foregoing clauses (i) and (ii) of this Section 8.1(b), the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party hereto seeking to terminate this Agreement if the failure of the Closing to occur on or prior to the Termination Date, the failure of a condition to the consummation of the Purchase to be satisfied or the occurrence of any Prohibitive Order was primarily due to the failure of such party to perform in any material respect its obligations under this Agreement;
     (c) by Seller if (i) Purchaser has breached in any material respect any representations, warranties, covenants or agreements made by Purchaser in this Agreement or any such representation or warranty shall have become untrue after the date of this Agreement, such that the conditions set forth in Section 7.1, 7.3(a) or 7.3(b) would not be satisfied and such breach or condition is not curable or, if curable, has not been cured prior to the earlier of (x) thirty (30) days after written notice thereof is given by Seller to Purchaser and (y) the Termination Date; provided, however, that Seller is not then in material breach of this Agreement so as to cause any of the conditions set forth in Sections 7.1, 7.2(a) or 7.2(b) not to be satisfied; or (ii) Purchaser has failed to consummate the Purchase at the Closing pursuant to Section 2.3; or
     (d) by Purchaser if (i) Seller or Parent has breached in any material respect any representations, warranties, covenants or agreements made by Seller or Parent in this Agreement or any such representation or warranty shall have become untrue after the date of this Agreement, such that the conditions set forth in Sections 7.1, 7.2(a) or 7.2(b) would not be satisfied and such breach or condition is not curable or, if curable, has not been cured prior to the earlier of (x) thirty (30) days after written notice thereof is given by Purchaser to Seller and (y) the Termination Date; provided, however, that Purchaser is not then in material breach of this Agreement so as to cause any of the conditions set forth in Sections 7.1, 7.3(a) or 7.3(b) not to be satisfied; or (ii) Seller has failed to consummate the Purchase at the Closing pursuant to Section 2.3.
          Section 8.2 Effect of Termination. (a) Except as provided in Section 8.2(b) below, in the event of a termination of this Agreement pursuant to this Article VIII, this Agreement shall become void and of no effect, with no liability to any Person on the part of any party hereto (or of any of its Representatives or Affiliates); provided, however, that (x) the provisions of Section 1.3, Section 5.2(e), the confidentiality obligations set forth in Section 5.3(a), Section 5.4, this Section 8.2 and Article X shall survive any termination of this Agreement; and (y) nothing herein shall relieve any party hereto from any liability or damages to the other party hereto resulting from any willful misconduct or fraud or any material breach of this Agreement occurring prior to such termination.
     (b) In the event that this Agreement is terminated pursuant to Section 8.1, until the one (1) year anniversary of such termination, neither Purchaser nor any of its Affiliates, on the one hand, or Seller and its Affiliates, on the other hand, shall, directly or indirectly, (i) induce, encourage or solicit any employee of the other to leave such employment or to accept any other position or employment with such party, any of its Affiliates or any other Person, or (ii) hire or assist any other Person in hiring any employee of the other, so long as such employee is employed by the other or any of its Affiliates; provided that the foregoing restriction shall not apply to any employee who has left the employment of the other without any breach or violation by such party or any of its Affiliates of this Section 8.2(b) and shall not prohibit general solicitation by such party or any of its Affiliates for employment through advertisements or other means that do not specifically target any individual employee or group of employees of the other.
ARTICLE IX
INDEMNIFICATION
          Section 9.1 Survival of Representations and Warranties. The representations and warranties of the parties hereto contained in this Agreement shall survive the Closing for fifteen (15) months after the Closing, except for (a) the representations and warranties set forth in Sections 3.1, 3.2, 3.5, 3.6, and 3.20, which shall survive indefinitely and (b) the representations and warranties contained in Section 3.9, which shall terminate at the Closing (other than Sections 3.9(g) and (j), which shall survive until ninety (90) days after the expiration of the applicable statute of limitation); provided, however, that any claim made by the party hereto seeking to be indemnified within such specified period shall survive until such claim is finally resolved.
          Section 9.2 Indemnification by Seller and Parent. Subject to Section 9.4, Parent and Seller shall jointly and severally indemnify and hold harmless Purchaser and its Affiliates and their respective directors, officers, employees, agents, successors and assigns (each, a “Purchaser Indemnified Party”) for and against all Losses suffered or incurred by them in connection with, arising out of or resulting from (a) any breach or inaccuracy of any representation or warranty (other than any breach or inaccuracy of any representation or warranty contained in Section 3.9 (except for Sections 3.9(g) and (j)), which shall be governed by Article VI) made by Seller or Parent in this Agreement (disregarding any materiality or “Material Adverse Effect” qualification contained in any such representation or warranty), (b) any breach or nonfulfillment by Seller or Parent of any covenant or agreement on the part of Parent and/or Seller contained in this Agreement, or (c) any of the matters set forth in Section 9.2(c) of the Seller Disclosure Schedule.
          Section 9.3 Indemnification by Purchaser. Purchaser shall indemnify and hold harmless Seller and its Affiliates and their respective directors, officers, employees, agents, successors and assigns (each, a “Seller Indemnified Party”) for and against all Losses suffered or incurred by them in connection with, arising out of or resulting from (a) any breach or inaccuracy of any representation or warranty made by Purchaser in this Agreement (disregarding any materiality or “Material Adverse Effect” qualification contained in any such representation or warranty but subject to the dollar amount limitations set forth in Section 9.4(b)) or (b) any breach or nonfulfillment by Purchaser of any covenant or agreement on the part of Purchaser contained in this Agreement.
          Section 9.4 Limitations on Indemnification. (a) No claim may be made or asserted nor may any Action be commenced against any party hereto for breach of any representation or warranty contained herein, unless written notice of such claim or Action has been given by the Indemnified Party to the Indemnifying Party on or prior to the date on which the representation or warranty on which such claim or Action is based ceases to survive as set forth in Section 9.1, irrespective of whether the subject matter of such claim or Action shall have occurred before or after such date.
     (b) Notwithstanding anything to the contrary contained in this Agreement:
     (i) an Indemnifying Party shall not be liable for any claim for indemnification pursuant to Section 9.2(a) (other than with respect to a breach of any of the representations and warranties set forth in Sections 3.5, 3.6 and 3.20), unless and until the aggregate amount of indemnifiable Losses that may be recovered from the Indemnifying Party pursuant to Section 9.2(a), as applicable, equals or exceeds $4,725,000, after which the Indemnifying Party shall be liable only for the amount of those Losses indemnifiable pursuant to Section 9.2(a), as applicable, in excess of $4,725,000;
     (ii) other than with respect to a breach of any of the representations and warranties set forth in Sections 3.5, 3.6, and 3.20, no Losses may be claimed under Section 9.2(a) by any Indemnified Party nor shall any Losses be reimbursable or included in calculating the aggregate indemnifiable Losses set forth in clause (i) of this Section 9.4(b), other than Losses in excess of $75,000 resulting from any single claim or aggregated claims arising out of related facts, events or circumstances (or in excess of $150,000 with respect to the matters set forth in Section 9.4(b)(ii) of the Seller Disclosure Schedule); provided that, subject to Section 9.4(b)(i), after such amount is reached, all such Losses may be claimed under Section 9.2(a) by any Indemnified Party;
     (iii) the maximum amount of indemnifiable Losses that may be recovered from an Indemnifying Party for any amounts due under Section 9.2(a) (other than with respect to a breach of any of the representations and warranties set forth in Sections 3.5, 3.6, and 3.20) shall be an amount equal to $31,500,000; and
     (iv) no party hereto shall have any Liability under any provision of this Agreement for any punitive damages relating to the breach or alleged breach of this Agreement, except to the extent such damages are awarded in a third party action by a court of competent jurisdiction.
For avoidance of doubt, none of the limitations set forth in Sections 9.4(b)(i) through 9.4(b)(iii) shall be applicable to Seller’s or Parent’s liability for indemnification with respect to Losses relating to or arising out of (A) a breach of any of the representations and warranties set forth in Sections 3.5, 3.6, and 3.20, (B) a breach or nonfulfillment by Seller or Parent of any covenant or agreement on the part of Seller or Parent contained in this Agreement, (C) any claim in respect of Excluded Taxes, which shall be governed exclusively by Article VI, or (D) any of the matters set forth in Section 9.2(c) of the Seller Disclosure Schedule.

          Section 9.5 Notice of Loss; Third Party Claims. (a) Other than with respect to any Third Party Claim that is provided for in Section 9.5(b), an Indemnified Party shall give the Indemnifying Party notice of any matter that an Indemnified Party has determined has given rise to a right of indemnification under this Article IX, within forty-five (45) days of such determination; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article IX except to the extent that the Indemnifying Party is materially prejudiced by such failure.
     (b) If an Indemnified Party shall receive notice of any Action, audit, claim, demand or assessment against it that may give rise to a claim for Losses under this Article IX (each, a “Third Party Claim”), within thirty (30) days of the receipt of such notice, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article IX except to the extent that the Indemnifying Party is materially prejudiced by such failure. The Indemnifying Party shall be entitled, to the extent permitted by applicable Law, to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice, if it promptly (at least ten (10) days before a response to such Third Party Claim is due) gives notice of its intention to do so to the Indemnified Party, and if it so elects, the Indemnifying Party shall not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, but the Indemnifying Party shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense; provided, however, that the Indemnifying Party shall not be entitled to assume and control the defense of a Third Party Claim brought by or involving a Governmental Authority or Self-Regulatory Organization (provided that (i) the Indemnified Party shall, to the extent practicable, consult with the Indemnifying Party with respect to such defense of a Third Party Claim which is indemnifiable hereunder brought by or involving a Governmental Authority or Self-Regulatory Organization, (ii) the Indemnified Party shall not settle or compromise or enter into any judgment relating to, or pay or permit to pay, any such Third Party Claim, without the prior written consent of the Indemnifying Party, and (iii) if the Indemnifying Party shall have admitted that it has a duty to fully indemnify any Indemnified Party with respect to a Third Party Claim pursuant to this Article IX and such Indemnifying Party has requested the Indemnified Party take over the defense and such Indemnified Party does elect to assume the defense of such Third Party Claim, such Indemnified Party shall use diligent and good faith efforts in its defense of such Third Party Claim.
     (c) Notwithstanding the foregoing, if the actual or potential defendants in, or targets of, such Third Party Claim include both the Indemnifying Party and the Indemnified Party, and the Indemnified Party shall have reasonably concluded that there are or are reasonably likely to be legal defenses available to it that are different from or additional to those available to the Indemnifying Party or that there exists or is reasonably likely to exist a conflict of interest, in either case that would make it inappropriate in the reasonable judgment of the Indemnified Party for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to participate in the defense of such Third Party Claim; provided that the Indemnified Party shall use diligent and good faith efforts in such defense.
     (d) The Indemnified Party shall cooperate with the Indemnifying Party in the defense and settlement of any Third Party Claim which is indemnifiable hereunder and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party.
     (e) If the Indemnifying Party does not assume control over the defense of any Third Party Claim which is indemnifiable hereunder as provided in Section 9.5(b), then the Indemnified Party shall have the right to defend such Third Party Claim, and the portion of any such Third Party Claim as to which the defense by the Indemnified Party is unsuccessful (and the reasonable costs and expenses pertaining to such defense) shall be a liability of the Indemnifying Party hereunder; provided that if the Indemnifying Party shall have admitted that it has a duty to fully indemnify any Indemnified Party with respect to a Third Party Claim pursuant to this Article IX and such Indemnifying Party has requested the Indemnified Party take over the defense and such Indemnified Party does elect to assume the defense of such Third Party Claim, such Indemnified Party shall use diligent and good faith efforts in its defense of such Third Party Claim and not settle or compromise such Third Party Claim without obtaining the prior written consent of the Indemnifying Party. The Indemnified Party shall not pay, or permit to be paid, any part of such Third Party Claim unless the Indemnifying Party consents in writing to such payment or unless a final judgment from which no appeal may be taken by or on behalf of the Indemnifying Party has been entered against the Indemnified Party for such Third Party Claim.
     (f) The Indemnifying Party shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim of which it has assumed control as provided in Section 9.5(b), without the consent of any Indemnified Party; provided that the Indemnifying Party shall (i) pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement or judgment, (ii) not encumber any of the assets of any Indemnified Party or agree to any restriction or condition that would apply to or materially adversely affect any Indemnified Party or the conduct of any Indemnified Party’s businesses, (iii) obtain, as a condition of any settlement or judgment or other resolution, a complete release of any Indemnified Party potentially affected by such Third Party Claim, and (iv) ensure that such settlement or judgment does not include any admission of wrongdoing or misconduct.
          Section 9.6 Mitigation; Adjustments. (a) Each Indemnified Party shall use its reasonable best efforts to mitigate any Losses under this Article IX.
     (b) In calculating the amount of any Loss, the proceeds actually received by the Indemnified Party or any of its Affiliates under any insurance policy or pursuant to any claim, recovery, settlement or payment by or against any other Person (other than any Affiliate of such recipient), net of any actual costs, expenses or premiums incurred in connection with securing or obtaining such proceeds, (including the amount of such proceeds received by the Indemnified Party or any of its Affiliates after payment has been made by the Indemnifying Party to the Indemnified Party pursuant to this Article IX) shall be deducted, and to the extent of the amount of any such proceeds that is received by the Indemnified Party or any of its Affiliates after payment has been made by the Indemnifying Party to the Indemnified Party pursuant to this Article IX and has not been deducted from the calculation of the Losses, such amount shall be paid by the Indemnified Party to the Indemnifying Party as promptly as practicable. No Indemnifying Party shall be entitled to seek recovery against an Indemnified Party, its Affiliates or its Representatives pursuant to any theory of subrogation, contribution or otherwise of any Losses payable to such an Indemnified Party; provided, however, that the Indemnifying Party shall be entitled to seek recovery against an Indemnified Party, its Affiliates or its Representatives in the event that the Indemnified Party, its Affiliates or its Representatives fail to deduct the proceeds in the calculation of the amount of any Loss or fail to pay to the Indemnifying Party the amount of such proceeds that is received after payment has been made by the Indemnifying Party pursuant to this Article IX.
     (c) In calculating the amount of any Loss, there shall be deducted an amount equal to any net federal income Tax benefit actually realized (including the utilization of a Tax loss or Tax credit carried forward) as a result of such Loss by the party claiming such Loss. The amount of a net federal income Tax benefit shall be the present value of the Tax benefit as of the date of any indemnification payment (using the interest rate calculation of Section 6621(a)(2) of the Code and assuming the Indemnified Party has sufficient Taxable income or other Tax attributes to permit the utilization of such Tax benefit at the earliest possible time) multiplied by (i) the combined effective federal corporate tax rates in effect at the time of the indemnity payment or (ii) in the case of a credit, one hundred percent (100%).
     (d) If an Indemnified Party recovers an amount from a third party (other than any Affiliate of such Indemnified Party) in respect of a Loss that is the subject of indemnification hereunder after all or a portion of such Loss has been paid by an Indemnifying Party pursuant to this Article IX, the Indemnified Party shall promptly remit to the Indemnifying Party the excess (if any) of (i) the amount paid by the Indemnifying Party in respect of such Loss, plus such amount received by the Indemnified Party in respect thereof, less (ii) the full amount of such Loss.
          Section 9.7 Exclusive Remedy. Except for (x) a party’s right to specific performance under this Agreement, or (y) as otherwise provided in this Agreement, including for the avoidance of doubt Article VI and Article VIII, (a) this Article IX shall be the exclusive remedy of the parties hereto following the Closing for any Losses arising out of any misrepresentation or breach of the representations, warranties, covenants or agreements contained in this Agreement of the parties contained in this Agreement, and (b) each of the parties hereto hereby waives, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action (other than with respect to willful misconduct or fraud) it may have against the other parties hereto, arising under or based upon any Law, Governmental Order or Self-Regulatory Organization Order, other than the right to seek indemnity pursuant to this Article IX.

ARTICLE X
MISCELLANEOUS
     Section 10.1 Notices. All notices, requests and other communications to any party hereto hereunder shall be in writing (including electronic facsimile transmission) and shall be given by delivery in person, by an internationally recognized overnight courier service, or by facsimile or certified mail (postage prepaid, return receipt requested) to such party hereto at the following addresses (or at such other address or electronic facsimile number for a party hereto as shall be specified in a notice given in accordance with this Section 10.1):
(a) if to Purchaser, to:
Ameriprise Financial, Inc.
1099 Ameriprise Financial Center
Minneapolis, Minnesota 55474
Attention: David Weiser
Facsimile No.: (612) 678-0081
with a copy to:
Wachtell, Lipton, Rosen & Katz
51 W. 52nd St.
New York, NY 10019
Attention: Steven A. Rosenblum, Esq.
David E. Shapiro, Esq.
Facsimile No.: (212) 403-2000
with an additional copy to:
Ameriprise Financial, Inc.
55 Ameriprise Financial Center
Minneapolis, Minnesota 55474
Attention: General Counsel
Facsimile No.: (612) 678-1491
(b) if to Seller or Parent, to:
H&R Block, Inc.
1 H&R Block Way
Kansas City, MI 64105
Attention: James Ash
Facsimile No.: (816) 854-8500
with a copy to:

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Attention: Keith A. Pagnani, Esq.
Facsimile No.: (212) 558-3588
with an additional copy to:
H&R Block, Inc.
1 H&R Block Way
Kansas City, MI 64105
Attention: General Counsel
Facsimile No.: (816) 854-8500
All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day. Otherwise, any such notice, request or other communication shall be deemed not to have been received until the next succeeding Business Day.
          Section 10.2 Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party hereto against whom the waiver is to be effective. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. No failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof, preclude any other or further exercise thereof or the exercise of any other right.
          Section 10.3 Expenses. Except as otherwise set forth in this Agreement or the Transition Services Agreement, all costs and expenses (including fees and expenses of counsel and financial advisors, if any) incurred in connection with this Agreement or the Transition Services Agreement or the transactions contemplated hereby and thereby shall be paid by the party incurring such costs or expenses, whether or not the Closing shall have occurred; provided, however, that each of Seller and Purchaser shall pay fifty percent (50%) of the costs (including filing or registration fees) incurred in connection with the preparation of all applications, notices and filings to all Governmental Authorities and Self-Regulatory Organizations.
          Section 10.4 Assignment. This Agreement may not be assigned by a party hereto by operation of Law or otherwise without the express written consent of the other party hereto; provided, however, that Purchaser may assign any of its rights or interests, or delegate its obligations hereunder, to any directly or indirectly wholly owned Subsidiary; provided, further that no such assignment or delegation shall relieve Purchaser from any of its agreements and obligations hereunder. Any purported assignment or delegation not in compliance with the provisions of this Agreement is void.

          Section 10.5 Governing Law; Jurisdiction; Waiver of Jury Trial. (a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, without regard to the conflict of laws rules thereof.
     (b) All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any federal court sitting in the State of Delaware; provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any state court sitting in the State of Delaware. Consistent with the preceding sentence, the parties hereto hereby (i) submit to the exclusive jurisdiction of any federal or state court sitting in the State of Delaware for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (ii) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.
     (c) EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 10.5(C).
          Section 10.6 Specific Performance. The parties hereto recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or damage may be caused for which money damages would not be an adequate remedy. Accordingly, each party hereto agrees that, in addition to any other available remedies, each other party shall be entitled to seek to enforce specifically the terms and provisions of this Agreement or an injunction restraining any breach or violation or threatened breach or violation of the provisions of this Agreement without the necessity of posting a bond or other form of security. In the event that any Action should be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereto hereby waives the defense, that there is an adequate remedy at law.
          Section 10.7 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. The electronic facsimile transmission of any signed original counterpart of this Agreement shall be deemed to be the delivery of an original counterpart of this Agreement.
          Section 10.8 Entire Agreement; Severability. (a) This Agreement, the Transition Services Agreement, the Bank Deposit Agreement, the Tax Collaboration Agreement, the Shared Field Locations Agreement, the Seller Disclosure Schedule, the Purchaser Disclosure Schedule and the Confidentiality Agreement constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both oral and written, between the parties hereto with respect to the subject matter hereof.
     (b) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.
          Section 10.9 Disclosure Schedules. There may be included in the Seller Disclosure Schedule or the Purchaser Disclosure Schedule (collectively, the “Disclosure Schedules”) items and information, the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article III or Article IV or to one or more covenants contained in Article V. Inclusion of such items or information in the Disclosure Schedules shall not be deemed to be an acknowledgment or agreement that any such item or information (or any non-disclosed item or information of comparable or greater significance) is “material” or is reasonably likely to result in a Material Adverse Effect or to affect the interpretation of such term for purposes of this Agreement. Matters reflected in the Disclosure Schedules are not necessarily limited to the matters required by this Agreement to be disclosed in the Seller Disclosure Schedule or the Purchaser Disclosure Schedule, as the case may be. The Disclosure Schedules set forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the items or information in such Disclosure Schedule relates; provided, however, that any information set forth in one section or subsection pertaining to representations, warranties and covenants of the Seller Disclosure Schedule or the Purchaser Disclosure Schedule, as the case may be, shall be deemed to apply to each other section or subsection thereof pertaining to representations, warranties and covenants to the extent that it is reasonably apparent on its face from a reading of such disclosure that it is relevant to such other sections or subsections of the Seller Disclosure Schedule or the Purchaser Disclosure Schedule, as the case may be.
          Section 10.10 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person other than Parent, Seller, Purchaser and their respective successors and permitted assigns, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
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          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

AMERIPRISE FINANCIAL, INC.
By:	/s/ Walter S. Berman
	Name:	Walter S. Berman
	Title:	Chief Financial Officer

BLOCK FINANCIAL LLC
By:	/s/ Becky S. Shulman
	Name:	Becky S. Shulman
	Title:	Senior Vice President & Treasurer

H&R BLOCK, INC.
By:	/s/ Becky S. Shulman
	Name:	Becky S. Shulman
	Title:	Senior Vice President & Chief Financial Officer